  As filed with the Securities and Exchange Commission on March 14, 2000

                                                Registration No. 333-31734
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                --------------
                             MYRIAD GENETICS, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                                             87-0494517
     (State or other                                      (I.R.S. Employer
     jurisdiction of                                   Identification Number)
    incorporation or            --------------
      organization)
                                320 Wakara Way
                           Salt Lake City, UT 84108
                                (801) 584-3600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------
                               Peter D. Meldrum
                     President and Chief Executive Officer
                             Myriad Genetics, Inc.
                                320 Wakara Way
                           Salt Lake City, UT 84108
                                (801) 584-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------
                                With a copy to:

    Jonathan L. Kravetz, Esquire                    David J. Segre, Esquire
    Edward P. Gonzales, Esquire                     Issac J. Vaughn, Esquire
Mintz, Levin, Cohn, Ferris, Glovsky                Wilson Sonsini Goodrich &
          and Popeo, P.C.                                    Rosati
        One Financial Center                           650 Page Mill Road
    Boston, Massachusetts 02111                   Palo Alto, California 94304
           (617) 542-6000                                (650) 493-9300

   Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued March 14, 2000

                                2,000,000 Shares

                     [Logo of Myriad Genetics Appears Here]


                                  COMMON STOCK

                                  -----------

Myriad Genetics, Inc. is offering 2,000,000 shares of its common stock.

                                  -----------

Our common stock is listed on the Nasdaq National Market under the symbol "MYGN." On March 13, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $164 per share.

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                Underwriting
                                Price to        Discounts and      Proceeds to
                                 Public          Commissions     Myriad Genetics
                                --------        -------------    ---------------
Per Share..................       $                 $                 $
Total......................      $                 $                 $


We have granted the underwriters the right to purchase up to an additional 300,000 shares of common stock to cover any over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on      , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER                                    CIBC WORLD MARKETS

             DAIN RAUSCHER WESSELS

                                                      TUCKER ANTHONY CLEARY GULL

     , 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Cautionary Note on Forward-Looking Statements............................   5
Risk Factors.............................................................   6
Use of Proceeds..........................................................  14
Price Range of Common Stock..............................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  25
Management...............................................................  42
Principal Stockholders...................................................  45
Underwriters.............................................................  47
Legal Matters............................................................  48
Experts..................................................................  49
Where to Find More Information...........................................  49
Index to Financial Statements............................................ F-1

                               ----------------

   You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                               PROSPECTUS SUMMARY

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes before making an investment decision. Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option. See "Underwriters."

                             Myriad Genetics, Inc.

Introduction

   We are a leader in the use of gene-based medicine to develop therapeutic and diagnostic products. We focus on the emerging fields of genomics, which involves establishing the relationship between gene activity and particular diseases, and proteomics, which involves identifying disease-specific proteins. We have developed a proprietary suite of genomics technologies to discover important disease genes and proteomic technologies to understand the role these genes and their related proteins play in disease. We have integrated these technologies using powerful bioinformatics and robotics systems to conduct our research efforts on a high-throughput basis. This integrated genomics platform enables us to identify numerous proteins as promising targets for new proprietary drugs and molecular diagnostic tests.

   Using our proprietary technologies, we have identified 19 drug targets to date. We have delivered ten of these drug targets to our strategic partners based on our discovery of genes involved in breast cancer, ovarian cancer, brain cancer, prostate cancer, heart disease and dementia. We have received total payments from our seven current strategic partners in excess of $100 million. We will receive additional milestone and royalty payments if our strategic partners develop and commercialize drugs from the ten targets we have delivered to them. Our current partners include Bayer Corporation, Eli Lilly and Company, Hoffmann-LaRoche Inc., Monsanto Company, Novartis Corporation, Schering-Plough Corporation and Schering AG. We have also established a portfolio of nine new drug targets that we have retained for our own small molecule drug development program. We expect to enter into future partnerships for the clinical development of many of these targets. We may seek to independently develop, test and commercialize small molecule therapeutics from drug targets selected from our internal portfolio, particularly in the area of cancer.

   We also focus on developing, marketing and selling molecular diagnostic products for predictive medicine and personalized medicine. We have developed and commercialized two innovative molecular diagnostic tests, one of which is used for analyzing breast and ovarian cancer susceptibility and the other for therapeutic management of hypertensive patients. Revenues from these proprietary tests have grown over 100% per year to $5.2 million in the fiscal year ended June 30, 1999.

Our Business Strategy

   Our business strategy is to understand the relationship between genes and diseases in order to develop the next generation of therapeutic and diagnostic products and includes the following key elements:

  . Expand our proprietary genomic and proteomic databases. We will continue to expand our existing proprietary genomic databases in Utah, Quebec and Sardinia, which accelerate our gene discovery efforts and are useful in target validation, pharmacogenomics and disease association studies. We will also expand ProNet(R), our proprietary proteomic database, which is used to discover disease pathways, understand protein function and identify high quality drug targets.

  . Discover important disease genes, understand their function and identify lead compounds. We will continue to use our proprietary genomic and proteomic databases and our bioinformatics and robotics technologies to discover important genes and understand their role in human disease. We will also continue to employ our ProTrap(TM) technology for high-throughput screening for lead compound identification.

  . Capitalize on our strategic alliances with major pharmaceutical companies. We expect to maintain and expand our strategic alliances. As we identify and develop lead compounds, we plan to enter into strategic alliances with major pharmaceutical companies to diversify the risk of clinical stage drug development and to benefit from our potential partners' development expertise and marketing strength.

  . Selectively develop and commercialize therapeutic products. We intend to take selected compounds, particularly in the area of cancer, through the clinical development process. We are focusing on cancer due to the large unmet need for effective, less toxic drugs, the potential for fast track status that the FDA has typically afforded cancer drugs and our ability to leverage the expertise of our existing oncology sales force. We may also reduce our clinical trial costs by entering into collaborative arrangements with government organizations.

  . Grow and expand our molecular diagnostic business. We will continue to increase the domestic and foreign market penetration of our existing diagnostic tests and create additional tests to capitalize on the emergence of predictive and personalized medicine.

                                ----------------

   We are a Delaware corporation. Our principal executive offices are located at 320 Wakara Way, Salt Lake City, Utah 84108. Our telephone number is (801) 584-3600. Our website is http://www.myriad.com. The information found on our website is not intended to be a part of this prospectus.

   Myriad(R), our graphical logo device, BRACAnalysis(R), CardiaRisk(R), ProNet(R) and ProTrap(TM) are trademarks of Myriad Genetics, Inc. Other trademarks used in this prospectus are the property of their respective owners. The domain names and website addresses "www.myriad.com" and "www.myriad-pronet.com," and all rights thereto, are registered in the name of and owned by Myriad Genetics, Inc.

                                  THE OFFERING

Common stock offered...........    2,000,000 shares
Common stock to be outstanding
 after the offering............  12,340,956 shares
Over-allotment option..........    300,000 shares
Use of proceeds................  We anticipate using the net proceeds from this offering for drug discovery and development,
                                 research and development, working capital and
                                 general corporate purposes.
Nasdaq National Market symbol..  MYGN

   The number of shares of common stock to be outstanding after the offering does not include, as of February 29, 2000, a total of 2,958,741 shares of common stock, consisting of the following:

  . 1,671,703 shares of common stock underlying options outstanding as of February 29, 2000 at a weighted average exercise price of $13.70 per share;

  . 1,120,336 shares of common stock available for issuance under our 1992
    Employee, Director and Consultant Stock Option Plan;

  . 148,952 shares of common stock available for issuance under our Employee
    Stock Purchase Plan; and

  . 17,750 shares of common stock underlying warrants outstanding as of February 29, 2000 at an exercise price of $15.45 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following is a summary of financial data included elsewhere in the prospectus. You should read the following data with the more detailed information contained in "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                          Six months ended
                            December 31,                    Year ended June 30,
                          ------------------  ---------------------------------------------------
                            1999      1998      1999       1998       1997       1996      1995
                          --------  --------  ---------  ---------  ---------  --------  --------
                                        (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Total revenues..........  $ 15,142  $ 11,307  $  25,313  $  23,211  $  15,236  $  6,629  $  1,295
Total costs and
 expenses...............    20,160    18,197     37,624     36,201     27,675    15,517     6,950
                          --------  --------  ---------  ---------  ---------  --------  --------
Operating loss..........    (5,018)   (6,890)   (12,311)   (12,990)   (12,439)   (8,888)   (5,655)
Net loss................  $ (4,068) $ (5,553) $  (9,995) $  (9,797) $  (9,206) $ (5,897) $ (5,268)
                          ========  ========  =========  =========  =========  ========  ========
Basic and diluted net
 loss per share.........  $ ( 0.42) $  (0.59) $   (1.06) $   (1.05) $   (1.03) $  (0.78) $  (1.19)
Basic and diluted
 weighted average shares
 outstanding............     9,778     9,367      9,391      9,289      8,904     7,609     4,427

   The as adjusted column in the consolidated balance sheet data below gives effect to the sale of 2,000,000 shares of common stock at an assumed public offering price of $164.00 per share after deducting underwriting discounts and estimated offering expenses payable by us. See "Use of Proceeds" and "Capitalization."

                                                          December 31, 1999
                                                        ----------------------
                                                          Actual   As adjusted
                                                        ---------- -----------
                                                            (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable investment
 securities............................................  $ 60,043   $ 367,763
Working capital........................................    29,071     336,791
Total assets...........................................    73,862     381,582
Stockholders' equity...................................    55,489     363,209

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, but are not limited to, statements concerning payments to be received under agreements with our collaborative partners, as well as our plans to:

  .  continue development of our current products under development;

  .  conduct clinical trials with respect to our products under development;

  . utilize our capital resources and the net proceeds from this offering and the time periods related thereto;

  . engage third-party manufacturers to supply our clinical trials and commercial requirements;

  .  seek regulatory approvals;

  . establish a marketing and distribution capability for future therapeutic products that we independently develop; and

  . evaluate additional products under development for subsequent clinical and commercial development.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements. A description of certain risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them or to explain the reasons why actual results may differ. In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus might not occur.

                                 RISK FACTORS

   An investment in our shares is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, in evaluating us and our business. Any of the following risks, as well as other risks not mentioned here, could seriously harm our business and prospects and cause the price of our common stock to decline, which in turn could cause you to lose all or part of your investment.

We are a company in the early stages of development and commercialization and may never achieve the goals of our business plan

   We may be unable to continue to successfully develop or commercialize our technologies. Our technologies are still in the early stages of development and we have only recently begun to incorporate them into commercialized products.

   We began operations in 1991 and have been engaged primarily in research directed toward the discovery and sequencing of genes that predispose people to common diseases and the development of molecular diagnostic tests and therapeutic products. In October 1996 we introduced for commercial use BRACAnalysis(R), our first diagnostic test. In January 1998 we introduced for commercial use CardiaRisk(R), our second diagnostic test.

   We are beginning early stage preclinical development of therapeutic products for cancer and have delivered several drug targets to our collaborators for further development by them. Any therapeutic products under development by us or our collaborators will take several more years to develop and undergo extensive preclinical and clinical testing. Additionally, therapeutic products are subject to substantial regulatory review. We or any of our collaborators may be unable to discover or develop any therapeutic or additional diagnostic products through the utilization of our technologies. Even if we or our collaborators develop products for commercial use, we or they may not, however, be able to develop products that:

  .  meet applicable regulatory standards, in a timely manner or at all;

  .  successfully compete with other technologies and products;

  .  avoid infringing the proprietary rights of others;

  .  are manufacturable in sufficient quantities or at reasonable cost; or

  .  are successfully marketed.

We have a history of operating losses and expect to continue to incur losses in the future

   We have a limited operating history and have experienced operating losses since our inception. We expect these losses to continue for the next several years and we may never be profitable or achieve significant revenues. For example, we experienced net losses of $9,995,453 during the year ended June 30, 1999, $9,797,035 during the year ended June 30, 1998 and $9,206,280 during the year ended June 30, 1997. We had a net loss of $4,068,242 for the six months ended December 31, 1999 and an accumulated deficit of $48,008,122 as of December 31, 1999. In order to develop and commercialize our technologies, we expect to incur significant increases in our expenses over the next several years. In addition, we expect significant increases in expenses in connection with our internal research programs and any therapeutic product that we independenty seek to develop, test and commercialize. As a result, we expect to incur operating losses at least for the foreseeable future. Our ability to achieve significant revenues or profitability will depend upon numerous factors, including, our ability to:

  . obtain and maintain strategic collaborations;

  . identify drug targets and lead compounds that may lead to future therapeutic products; and

  . create and introduce additional marketable molecular diagnostic tests.

Because of financial and regulatory obstacles, we may never be able to develop commercially viable therapeutic products

   We are currently initiating the development of potential therapeutic products, which will require significant research and development expenditures, extensive preclinical and clinical testing and regulatory approvals. Preclinical and clinical testing will require the expenditure of significant funds. We may not be able to develop or successfully commercialize any potential therapeutic products.

   Our potential therapeutic products will be subject to the risks of failure inherent in the development of therapeutic products based on new technologies. These risks include the possibilities that:

  . our potential therapeutic products will be found to be unsafe or ineffective or otherwise fail to receive necessary regulatory clearances;

  . the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market;

  . proprietary rights of third parties will preclude us or our partners from marketing our products; or

  .  third parties will market superior or equivalent products.

   In addition, before receiving all required FDA approvals to market any product, we will have to demonstrate that the product is safe and effective on the patient population and for the diseases that would be treated. The clinical testing, manufacturing and marketing of products are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. Clinical trials or marketing of any potential therapeutic products may expose us to liability claims from the use of these therapeutic products. We may not be able to obtain product liability insurance or, if obtained, sufficient coverage may not be available at a reasonable cost. In addition, as we develop therapeutic products internally, we will have to make significant investments in therapeutic product development, marketing, sales and regulatory compliance resources. We will also have to establish or contract for the manufacture of products, including supplies of drugs used in clinical trials, under the current good manufacturing practices of the FDA.

Our success depends on maintaining relationships with current collaborative partners and entering into new collaborative arrangements

   We currently depend heavily and will depend heavily in the future on third parties for support in product development, manufacturing, marketing and distribution. Part of our current business strategy is to form collaborative arrangements with strategic partners to develop and commercialize therapeutic products based on our gene discoveries. We may not be able to maintain our current collaborative arrangements or negotiate additional acceptable collaborative arrangements in the future.

   The research phase of our collaborations expire after a fixed term. In particular, the research phase of our current collaborations with Schering-Plough Corporation and with Novartis Corporation are each scheduled to end in April 2000. Any current or future collaborative arrangement may not be successful. Failure of any collaborative arrangement, or termination by any of our collaborative partners of their respective agreements, could have a material adverse effect on our business. Further, additional milestone payments and future potential royalty payments from our collaborators are dependent upon their continuing to develop products based on the potential therapeutic targets we delivered to them. These partners may decide not to develop any products based on these targets. Even if these partners commence such development, they could decide to terminate it at any time.

   In addition, our collaborative partners may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means of developing diagnostic products or treatments for the diseases targeted by the collaborative programs. Our interests may not continue to coincide with those of our collaborative partners, and some of our collaborative partners may develop, independently or with third parties, therapeutic or diagnostic products that could compete with those developed in collaboration with our partners or independently. Additionally, disputes over rights or technology or other proprietary interests may arise. Such disputes or disagreements between us and our collaborative partners could lead to delays in collaborative research projects, or could result in litigation or arbitration, any of which could have a material adverse effect on our business. In addition, there have been a significant number of recent consolidations among pharmaceutical companies. These consolidations among the companies with which we are collaborating could result in the diminution or termination of, or delays in, the development or commercialization of the products or research programs under one or more of our collaborative agreements.

BRACAnalysis(R), CardiaRisk(R) and any other molecular diagnostic tests or therapeutic products that we may develop may never achieve commercial market acceptance

   We may not succeed in achieving commercial market acceptance of any of our products. Physicians, patients, payors and the medical community in general may be unwilling to accept, utilize or recommend any of our products. The commercial success of BRACAnalysis(R), CardiaRisk(R) and other molecular diagnostic tests or therapeutic products that we may develop will depend, in part, upon our ability to convince the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products and diagnostic techniques. We will have to expend substantial financial resources to promote the benefits of our BRACAnalysis(R) and CardiaRisk(R) tests and any future molecular diagnostic tests or therapeutic products we may develop, to conduct clinical trials to demonstrate the utility of these tests and to educate physicians, patients, payors and the medical community in general regarding these tests. Our failure to achieve market acceptance for any or all of our tests would have a material adverse effect on our business.

Failure of patients to obtain adequate reimbursement from third-party payors could limit market acceptance of our diagnostic tests and therapeutic products, which would materially adversely affect our business

   Third-party payors may not provide full reimbursement coverage for our diagnostic tests or therapeutic products, if at all. Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. For example, to date no third-party payors have been willing to reimburse patients for CardiaRisk(R). If adequate reimbursement coverage is not available from third-party payors, patients may not be willing or able to pay directly for our tests and products and their market acceptance will likely be adversely impacted, which would have a material adverse effect on our business. The scope and extent of coverage by third-party payors are likely to heavily influence physicians' decisions to recommend our diagnostic tests and therapeutic products.

Molecular diagnostic test results are difficult to interpret and may make molecular diagnostic tests difficult or less desirable to perform, which would limit their commercial success

   A defective gene may malfunction in many different ways, and the many mutated versions of the gene may make a molecular diagnostic test difficult to perform and interpret. Accordingly, physicians and their patients may not use our current or prospective diagnostic products, which would limit the commercial success of these products. For example, genes such as the BRCA1 and BRCA2 breast and ovarian cancer genes, which form the basis for the BRACAnalysis(R) test, are complex and may have numerous mutations. Approximately 500 mutations of the BRCA1 and BRCA2 genes have been identified to date. Until a mutation has been characterized, researchers cannot state with certainty the risk it poses for an individual. Further, even when a molecular diagnostic test identifies the existence of a mutation in a particular individual, the interpretation of the molecular diagnostic test results is limited to the identification of a statistical probability, but in no event a certainty, that the tested individual will develop the disease for which the test has been completed.

We are subject to intense scientific and commercial competition, which may impair our ability to successfully commercialize our products

   Research in the field of genomics and proteomics is intense and highly competitive. This research is characterized by rapid technological change. Our competitors in the United States and abroad are numerous and include, among others, major pharmaceutical and diagnostic companies, biotechnology firms, universities and other research institutions, including those receiving funding from the Human Genome Project. Many of our potential competitors have considerably greater financial, technical, marketing and other resources than we do, which may allow these competitors to discover important genes and determine their function before we do. We could be adversely affected if we do not discover genes, characterize their function, develop therapeutic and diagnostic products based on these discoveries, obtain regulatory and other approvals and launch these products and their related services before our competitors. We also expect to encounter significant competition with respect to any therapeutic or diagnostic products that we may develop or commercialize. Those companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of therapeutic products before we do may achieve a significant competitive advantage in marketing and commercializing their products. We or our collaborative partners may not be able to develop therapeutic or diagnostic products successfully and may not obtain patents covering these products that provide protection against our competitors. Moreover, our competitors may succeed in developing therapeutic or diagnostic products that circumvent our technologies or products. Or, our competitors may succeed in developing technologies or products that are more effective than those developed by us and our collaborative partners or that would render technology or products of us and our collaborators less competitive or obsolete. We expect competition to intensify in the fields in which we are involved as technical advances in these fields occur and become more widely known.

Our ability to discover genes and commercialize therapeutic and diagnostic products could be adversely affected if our current collaborators or scientific advisors terminate their relationships with us or develop relationships with a competitor

   We have relationships with collaborators at academic and other institutions who conduct research at our request. These collaborators are not our employees. As a result, we have limited control over their activities and, except as otherwise required by our collaboration agreements, can expect only limited amounts of their time to be dedicated to our activities. We have established collaborations with the University of Utah, Intermountain Health Care, the Hospital for Sick Children, the University of Texas M.D. Anderson Cancer Center, Galileo Genomics, Inc. and Biotecne to pursue the discovery of genes involved in cancer, cardiovascular disease, obesity, osteoporosis, asthma, and certain central nervous system disorders. Our ability to discover genes involved in human disease and commercialize therapeutic and diagnostic products will depend in part on the continuation of these collaborations. If any of these collaborations are terminated, we may not be able to enter into other acceptable collaborations. In addition, our existing collaborations may not be successful.

   Our research collaborators and scientific advisors may have relationships with other commercial entities, some or all of which could compete with us. Our research collaborators and scientific advisors sign agreements which provide for the confidentiality of our proprietary information and the results of studies conducted at our request. We may not, however, be able to maintain the confidentiality of our technology and other confidential information in connection with every collaboration. The dissemination of our confidential information could have a material adverse effect on our business.

The termination of one or more license agreements that are important in our research and development activities would harm our business

   We are a party to various license agreements under which we have rights to use certain technologies owned by other companies in our proprietary research, development and testing processes. One of these agreements, with Roche Molecular Systems, Inc., is of material importance to us and is renewable on an annual basis at the option of both parties. We may not be able to continue to license this technology or, if the license were terminated, find suitable alternatives to this technology on timely or commercially reasonable terms, if at all. The loss of the right to use this technology that we have licensed would harm our business.

We may need to raise additional funding to expand our business, which funding may not be available

   We have incurred, and will continue to incur, significant costs in the discovery, development and marketing of current and prospective therapeutic and diagnostic products. Our ongoing gene discovery programs and our efforts to develop therapeutic products and molecular diagnostic tests will require substantial additional cash resources. If adequate funds are not available, we may be required to scale down research and development programs, curtail capital expenditures and reduce marketing and other operating expenses. We have funded our operations to date primarily through equity and lease financings and corporate collaborations. In order to grow and expand our business, we may need to raise additional funds. Our future capital requirements will depend on many factors, including, but not limited to:

  . the continued scientific progress in our research and development programs;

  . the cost and timing of preclinical studies, clinical trials and regulatory approvals;

  . our ability to maintain current, and establish additional, collaborative relationships;

  .  competing technological and market developments;

  . effective commercialization activities and expansion of facilities, as required; and

  .  the costs and timing of patent prosecutions.

   Because of our potential long-term capital requirements, we may access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. If additional funds are raised by issuing equity securities, existing shareholders may suffer significant dilution. This additional funding may not be available to us or, if available, it may not be on reasonable terms. Some of our currently targeted gene discovery research programs will be dependent on funding from collaborative partners. If we are not successful in finding, entering into and maintaining arrangements with collaborative partners, our development efforts could be delayed, scaled down or terminated.

If we are unable to comply with applicable governmental regulations, we may not be able to continue our operations

   The establishment and operation of our molecular diagnostic laboratory and the production and marketing of services and products developed through our technologies, as well as our ongoing research and development activities, are subject to regulation by numerous federal, state and local governmental authorities in the United States and by comparable regulatory agencies in other countries where we or any collaborative partner might seek to market services and products that may be developed. On the state level, only New York has implemented regulations concerning molecular diagnostic testing and we have been accredited under the Clinical Laboratory Evaluation Program by the Department of Health of the State of New York for both BRACAnalysis(R) and CardiaRisk(R). Failure to maintain state regulatory compliance, or changes in state regulatory schemes, could result in a substantial curtailment or even prohibition of Myriad Laboratories' clinical activities and could have a material adverse effect on our business. We have received federal accreditation from the Department of Health and Human Services under the Clinical Laboratory Improvement Amendments, or CLIA, to operate our molecular diagnostic laboratory. However, our accreditation may subsequently be revoked, suspended or limited, or our accreditation may not be renewed on an annual basis as required. Furthermore, while the U.S. Food and Drug Administration has elected not to substantially regulate the activities or diagnostic tests performed by laboratories like our clinical laboratory, the FDA has stated that it has the right to do so, and the FDA may seek to regulate or require clearance or approval of our tests in the future. If the FDA should require that these tests receive FDA approval prior to their use in our laboratory, this approval may not be received on a timely basis, if at all.

Commercialization of therapeutic products developed by us or our collaborative partners is dependent upon regulatory approval

   In addition, prior to marketing in the United States any therapeutic product developed by us or our collaborative partners, such product would have to undergo an extensive regulatory approval process governed by the FDA, including extensive preclinical and clinical trials. The regulatory process, which includes preclinical testing and clinical trials of each therapeutic product and each indication in order to establish its safety and efficacy, can take many years and requires the expenditure of substantial financial and other resources. We and our collaborative partners have not begun clinical testing of any collaborative therapeutic products, and such testing may not begin for many years. The data obtained from preclinical and clinical activities is susceptible to varying interpretations, which could delay, limit or prevent regulatory agency approval. In addition, delays or rejections may be encountered during the period of therapeutic development, including delays during the period of review of any application. Delays in obtaining regulatory approvals could adversely affect the marketing of any therapeutics developed by us or our collaborative partners, impose costly procedures upon us and our collaborative partners' activities, diminish any competitive advantages that we or our collaborative partners may attain and adversely affect our ability to receive royalties. We or our collaborative partners may never obtain regulatory approvals for any products that we develop. Moreover, if regulatory approval of a product is granted, this approval may impose limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review, and the discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Any applicable federal, state or local licensure requirements may not be met or any such regulations may be modified and we may not be able to comply with any new or modified regulation. Failure to comply with any material governmental regulation could have a material adverse effect on our business.

Ethical, legal and social implications of molecular diagnostic testing are currently being widely discussed and may be unfavorably resolved

   The prospect of broadly available molecular diagnostic testing has raised issues that are currently being widely discussed by the medical and scientific communities, as well as by other interested groups and organizations, regarding the appropriate utilization and the confidentiality of information provided by this testing. It is possible that discrimination by insurance companies against patients shown to have a genetic predisposition to a particular disease could occur through the raising of premiums by insurers to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage. We could experience a delay in market penetration or a reduction in the size of our potential serviceable market, which would adversely affect future revenue, if insurance discrimination were to become a significant barrier to testing acceptance. Similarly, employers could discriminate against employees with a genetic predisposition to a disease due to the increased risk for disease resulting in possible cost increases for health insurance and the potential for lost employment time. For these reasons, we could experience a delay or reduction in test acceptance, which could materially adversely affect our business.

We may not be able to protect our proprietary technology, which may limit or eliminate our rights to our products

   Our success will depend, in part, on our ability to obtain patent protection, both in the United States and in other countries, for genes we discover, for the function of the protein produced by the genes and related technologies, processes, methods and other inventions that we believe are patentable. Our ability to preserve our trade secrets and other intellectual property is also critical to our long-term success. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. To date there has not emerged from the United States Patent and Trademark Office, or PTO, or the courts a consistent policy regarding the breadth of claims allowed in biotechnology patents. Our or our licensors' patent applications may never issue as patents, and the claims of any issued patents may not afford meaningful protection for our technology or products. In addition, any patents issued to us or our licensors may be challenged, and subsequently narrowed, invalidated or circumvented.

   Our products may also conflict with patents that have been or may be granted to others. As the biotechnology industry expands and more patent applications are filed and patents are issued, the risk increases that our products may give rise to a declaration of interference by the PTO, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking damages or seeking to enjoin us from testing, manufacturing or marketing our products. Patent litigation is costly, and even if we prevail, the cost of such litigation could have a material adverse effect on us. If the other parties in any such actions are successful, in addition to any liability for damages, we could be required to cease the infringing activity or obtain a license. Any license required may not be available to us on acceptable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products could have a material adverse effect on our business. In addition, there is considerable pressure on academic institutions to publish discoveries in the genetic field. Such a publication by an academic collaborator of ours, prior to the filing of a patent application on this discovery, may compromise our ability to obtain U.S. and foreign patent protection for the discovery.

   If a third party files a patent application with claims to a gene or protein we have discovered, the PTO may declare an interference between competing patent applications. If an interference is declared, we may not prevail in the interference. If the other party prevails in the interference, we may be precluded from commercializing services or products based on the gene or protein, or may be required to seek a license. A license may not be available to us on commercially acceptable terms, if at all. At present we are involved in a series of patent interference proceedings with two other parties relating to the p16 gene, which we believe plays a role in the onset of melanoma.

   We also rely upon unpatented proprietary technologies. We may not be able to adequately protect our rights in such unpatented proprietary technologies, which could have a material adverse effect on our business. For example, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our proprietary technologies or disclose our technologies to our competitors.

We may be subject to patent infringement actions by third parties that could result in significant costs and delays in product introduction

   Our industry includes many organizations seeking to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. To the extent any patents are issued to those organizations on partial or full-length genes or uses for such genes, the risk increases that the sale of our diagnostic products currently being marketed or under development, and any sales of therapeutic drugs developed by us or our collaborators, may give rise to claims of patent infringement. Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to our products. Any of these patent applications may have priority over our patent applications. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products and processes or could enjoin us from continuing to manufacture or market the affected products and processes, thereby significantly increasing our costs associated with, and significantly delaying, product introduction and marketing. We or our collaborators may not prevail in any of these actions and any license required under any of these patents may not be available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in this litigation, it could consume a substantial portion of our managerial and financial resources.

We depend on attracting and retaining key personnel and consultants and we have no post-employment non-competition agreements

   Because of the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified management, scientific and technical personnel. We are currently recruiting additional qualified management, scientific and technical personnel. Competition for such personnel is intense. Loss of the services of or failure to recruit additional key management, scientific and technical personnel would adversely affect our research and development programs and molecular diagnostic testing and information business and may have a material adverse effect on our business.

   Our agreements with our employees generally provide for employment that can be terminated by either party without cause at any time, subject to specified notice requirements. Further, the non-competition provision to which each employee is subject expires on the applicable date of termination of employment.

We depend on a limited number of third parties for our supplies of sequencing machines and reagents, which would adversely affect our ability to identify genes if these supplies become unavailable
   We currently rely on two suppliers to provide our gene sequencing machines and reagents required in connection with our research. We believe that currently there are limited alternative suppliers of gene sequencing machines and reagents. The gene sequencing machines or the reagents may not remain available in commercial quantities at acceptable costs. If we are unable to obtain when needed additional gene sequencing machines or an adequate supply of reagents or other ingredients at commercially reasonable rates, our ability to continue to identify genes and perform molecular diagnostic testing would be adversely affected.

Our business exposes us to potential liability claims that may exceed our financial resources, including our insurance coverage, and may lead to the curtailment or termination of our operations
   Our business exposes us to potential liability risks inherent in the testing, marketing and processing of molecular diagnostic products, including possible misdiagnoses. Although we are insured against such risks up to a $13,000,000 annual aggregate limit in connection with the use of our products, our present product liability insurance may be inadequate. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on our business. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products. Our business also may expose us to liability inherent in the testing, manufacturing and marketing of prospective therapeutic products. Liability claims may be asserted against us. We have obtained product liability and other related insurance, but we may not be able to maintain this insurance on acceptable terms.

Our business involves environmental risks that may result in liability for us
   In connection with our research and development activities, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although we believe that we have complied with the applicable laws, regulations and policies in all material respects and have not been required to correct any material noncompliance, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Although we believe that our safety procedures for handling and disposing of controlled materials comply with the standards prescribed by state and federal regulations, accidental contamination or injury from these materials may occur. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could exceed our resources.

Our stock price is highly volatile and our stock may lose all or a significant part of its value after this offering
   The market prices for securities of biotechnology and genomic companies have been volatile. This volatility has significantly affected the market prices for these securities for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price for our common stock has fluctuated significantly since public trading commenced in October 1995, and it is likely that the market price will continue to fluctuate in the future. In addition, the stock market has experienced extreme price and volume fluctuations. Events or factors that may have a significant impact on our business and on the market price of our common stock include the following:
  .  quarterly fluctuations in operating results;
  . announcements by us, our collaborative partners or our present or potential competitors;
  .  technological innovations or new commercial products or services;
  .  regulatory approval developments;
  . developments or disputes concerning patent or proprietary rights; or . public concern regarding the safety, efficacy or other implications of the products or services developed or to be developed by us or our collaborators.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of 2,000,000 shares of common stock in this offering at an assumed offering price of $164.00 per share will be $307,720,000 after deducting estimated underwriters' discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $353,968,000.

   We anticipate using the net proceeds from this offering for drug discovery and development, research and development, working capital and general corporate purposes. We will retain broad discretion over the use of the net proceeds of this offering. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. We are not currently planning any acquisition, and no portion of the net proceeds has been allocated for any specific acquisition.

   We believe that the net proceeds of this offering, existing cash and cash equivalents, marketable investment securities and cash flow from sales will be sufficient to meet our capital requirements for at least two years. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities. See Risk Factors "--We have a history of operating losses and expect to continue to incur losses in the future" and "--We may need to raise additional funding to expand our business, which funding may not be available."

                          PRICE RANGE OF COMMON STOCK

   Our common stock began trading on the Nasdaq National Market on October 6, 1995 and is traded under the symbol "MYGN." Prior to that date, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sales prices for our common stock:

                                                             High      Low
                                                             -----    -----
Fiscal Year Ended June 30, 1998
  First Quarter............................................. $ 28 1/8 $ 22 3/4
  Second Quarter............................................    30      21 1/2
  Third Quarter.............................................   25 5/8   18 3/16
  Fourth Quarter............................................   23 5/8    14
Fiscal Year Ended June 30, 1999
  First Quarter............................................. $  16    $  5 3/4
  Second Quarter............................................   12 1/2    7 7/8
  Third Quarter.............................................   11 1/2    8 1/2
  Fourth Quarter............................................   12 3/8    8 3/4
Fiscal Year Ended June 30, 2000
  First Quarter............................................. $ 19 1/2 $  8 5/8
  Second Quarter............................................   50 3/4   16 1/2
  Third Quarter (through March 13, 2000)....................  232 1/8    44

   As of March 1, 2000, there were approximately 159 stockholders of record of our common stock.

                                DIVIDEND POLICY

   We have never declared or paid dividends on our common stock. We currently anticipate that we will retain all future earnings to support the research and development activities of our business and do not anticipate paying dividends in the foreseeable future.

                                CAPITALIZATION

   The following table sets forth our actual capitalization, and as adjusted, as of December 31, 1999, to give effect to the sale of 2,000,000 shares of common stock in this offering at the assumed public offering price of $164.00 per share and the application of the estimated net proceeds from this offering. The information below should be read in conjunction with our financial statements and notes to those statements, and other financial information included elsewhere in this prospectus.

                                                        December 31, 1999
                                                    --------------------------
                                                       Actual     As adjusted
                                                    ------------  ------------
Stockholders' equity:
  Common stock, $.01 par value; 15,000,000 shares
   authorized; 10,284,349 shares issued and
   outstanding actual; 12,284,349 shares issued and
   outstanding as adjusted (1)..................... $    102,843  $    122,843
  Additional paid-in-capital.......................  103,592,079   411,292,079
  Accumulated other comprehensive loss.............      (85,715)      (85,715)
  Deferred compensation............................     (111,945)     (111,945)
  Accumulated deficit..............................  (48,008,122)  (48,008,122)
                                                    ------------  ------------
     Total stockholders' equity....................   55,489,140   363,209,140
                                                    ------------  ------------
     Total capitalization.......................... $ 55,489,140  $363,209,140
                                                    ============  ============

--------
(1)Based on the number of shares outstanding as of December 31, 1999.
 Excludes:

  . 1,691,701 shares of common stock underlying options outstanding as of December 31, 1999 at a weighted average exercise price of $12.99 per share;

  . 1,133,366 shares of common stock available for issuance under our 1992
    Employee, Director and Consultant Stock Option Plan;

  . 148,952 shares of common stock available for issuance under our Employee
    Stock Purchase Plan; and

  . 42,339 shares of common stock underlying warrants outstanding as of December 31, 1999 at a weighted average exercise price of $15.42 per share.

   Subsequent to December 31, 1999, we granted additional options to purchase 16,250 shares of common stock at a weighted average exercise price of $84.79 per share.

                                   DILUTION

   Our net tangible book value at December 31, 1999 was approximately $55.2 million, or $5.37 per share. Net tangible book value per share is determined by dividing our tangible net worth (total tangible assets less total liabilities) by the number of shares of common stock outstanding. After giving effect to our sale of the 2,000,000 shares of common stock offered by this prospectus at an assumed public offering price of $164.00 per share and after deducting underwriting discounts and estimated offering expenses, our net tangible book value at December 31, 1999 would have been approximately $362.9 million, or $29.54 per share. This represents an immediate increase in net tangible book value of $24.17 per share to existing stockholders and an immediate dilution in net tangible book value of $134.46 per share to new investors purchasing shares at the assumed public offering price. The following table illustrates this per share dilution:

   Assumed public offering price per share.......................        $164.00
     Net tangible book value per share before the offering....... $ 5.37
     Increase per share attributable to new investors............  24.17
     Net tangible book value per share after the offering........          29.54
                                                                         -------
   Dilution per share to new investors...........................        $134.46
                                                                         =======

   The information in the table above is based upon the assumed public offering price of $164.00 per share before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information concerning existing stockholders is based on the number of shares of common stock outstanding as of December 31, 1999 and excludes:

  . 1,691,701 shares of common stock underlying options outstanding as of December 31, 1999 at a weighted average exercise price of $12.99 per share;

  . 1,133,366 shares of common stock available for issuance under our 1992 Employee, Director and Consultant Stock Option Plan;

  . 148,952 shares of common stock available for issuance under our Employee Stock Purchase Plan; and

  . 42,339 shares of common stock underlying warrants outstanding as of December 31, 1999 at a weighted average exercise price of $15.42 per share.

   Subsequent to December 31, 1999, we granted additional options to purchase 16,250 shares of common stock at a weighted average exercise price of $84.79 per share.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth our selected consolidated financial data as of and for each of the five years ended June 30, 1999 and the six month periods ended December 31, 1999 and December 31, 1998. The selected consolidated statement of operations data for the years ended June 30, 1999, 1998 and 1997, and the selected consolidated balance sheet data as of June 30, 1999 and 1998, are derived from, and are qualified by reference to our audited financial statements appearing elsewhere in this prospectus. The selected consolidated statement of operations data for the six month periods ended December 31, 1999 and 1998, and the selected consolidated balance sheet data as of December 31, 1999 are derived from, and are qualified by reference to, our unaudited interim financial statements appearing elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended June 30, 1996 and 1995, and selected consolidated balance sheet data as of June 30, 1997, 1996 and 1995, are derived from our audited consolidated financial statements not included herein. The information below should be read in conjunction with the consolidated financial statements (and related notes) and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

                             Six months
                                ended
                            December 31,                  Year ended June 30,
                          ------------------  ------------------------------------------------
                            1999      1998      1999      1998      1997      1996      1995
                          --------  --------  --------  --------  --------  --------  --------
                                      (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Research revenue........  $ 11,504  $  9,183  $ 20,093  $ 21,000  $ 14,732  $  6,629  $  1,295
Molecular diagnostic
 revenue................     3,638     2,124     5,220     2,211       504       --        --
                          --------  --------  --------  --------  --------  --------  --------
 Total revenues.........    15,142    11,307    25,313    23,211    15,236     6,629     1,295
Costs and expenses:
Molecular diagnostic
 cost of revenue........     1,792     1,382     3,066     1,392       340       --        --
Research and
 development............    11,992    11,499    23,452    23,002    18,580    12,991     5,162
Selling, general and
 administrative.........     6,376     5,316    11,106    11,807     8,755     2,526     1,788
                          --------  --------  --------  --------  --------  --------  --------
 Total costs and
  expenses..............    20,160    18,197    37,624    36,201    27,675    15,517     6,950
                          --------  --------  --------  --------  --------  --------  --------
Operating loss..........    (5,018)   (6,890)  (12,311)  (12,990)  (12,439)   (8,888)   (5,655)
Other income (expense):
Interest income.........     1,310     1,276     2,349     3,224     3,414     3,174       458
Interest expense........       --         (6)       (6)      (33)      (67)      (97)      (71)
Other...................      (360)      (67)      (27)        2      (114)      (86)      --
                          --------  --------  --------  --------  --------  --------  --------
Net loss................  $ (4,068) $ (5,553) $ (9,995) $ (9,797) $ (9,206) $ (5,897) $ (5,268)
                          ========  ========  ========  ========  ========  ========  ========
Basic and diluted net
 loss per share.........  $  (0.42) $  (0.59) $  (1.06) $  (1.05) $  (1.03) $  (0.78) $  (1.19)
Basic and diluted
 weighted average shares
 outstanding............     9,778     9,367     9,391     9,289     8,904     7,609     4,427

                                                        June 30,
                         December 31, --------------------------------------------
                             1999       1999     1998     1997     1996     1995
                         ------------ -------- -------- -------- -------- --------
                                              (in thousands)
Consolidated Balance
 Sheet Data:
Cash, cash equivalents
 and marketable
 investment securities..   $ 60,043   $ 38,926 $ 53,109 $ 63,077 $ 70,003 $ 16,141
Working capital.........     29,071      8,348   21,806   38,797   41,666   13,784
Total assets............     73,862     53,551   67,392   76,063   79,607   19,744
Notes payable less
 current portion........        --         --       --       129      472      780
Stockholders' equity....     55,489     48,216   57,481   66,179   70,186   16,256

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis of our financial condition and results of operations in conjunction with "Selected Consolidated Financial Data" and our financial statements and the related notes to our financial statements included elsewhere in this prospectus. Our fiscal year ends on June 30.

Overview

   We are a leader in the emerging field of genomics, proteomics and gene-based medicine focusing on the development of therapeutic and diagnostic products. We have developed, and will continue to expand upon, a number of proprietary genomic and proteomic databases which permit us, through the use of our bioinformatics and robotics technologies, to identify human genes and related proteins that may play a role in the onset or progression of major human diseases. We formed two wholly owned subsidiaries, Myriad Pharmaceuticals, Inc. and Myriad Genetic Laboratories, Inc., to commercialize our therapeutic and diagnostic discoveries. Myriad Pharmaceuticals, Inc. independently and in conjunction with our collaborative partners, focuses on the discovery and development of therapeutic products. Myriad Genetic Laboratories, Inc. focuses on the development of diagnostic products that analyze a person's genetic makeup to determine whether that person has certain genes and related proteins that we have discovered are involved in major human diseases. This analysis allows us to predict that person's risk of developing a specific disease and permits physicians and their patients to take appropriate therapeutic measures to reduce the risk.

   We have devoted substantially all of our resources to maintaining our research and development programs, supporting collaborative research agreements, operating a molecular diagnostic laboratory, establishing genomic sequencing, high-throughput screening, and drug discovery and development. Our revenues have consisted primarily of payments received pursuant to collaborative research agreements, upfront fees, milestone payments, and sales of molecular diagnostic products. We have yet to attain profitability and, for the quarter ended December 31, 1999, we had a net loss of $1,877,150 and as of December 31, 1999 had an accumulated deficit of $48,008,122.

   In April 1995, we commenced a five-year collaborative research and development arrangement with Novartis Corporation. The total equity investment, research funding and potential milestone payments under this collaboration may provide us with up to $60,000,000. The research phase of the Novartis collaboration will be concluded successfully on schedule in April 2000. We are entitled to receive royalties from sales of therapeutic products commercialized by Novartis.

   In September 1995, we commenced a five-year collaborative research and development arrangement with Bayer Corporation. The total equity investment, research funding and potential milestone payments under this collaboration may provide us with up to $71,000,000. In November 1997 and again in December 1998, we announced expansions of our collaborative research and development arrangement with Bayer. The expanded collaboration may provide us with additional research funding and potential milestone payments of up to $137,000,000. We are entitled to receive royalties from sales of therapeutic products commercialized by Bayer.

   In October 1996, we announced the introduction of BRACAnalysis(R), a comprehensive BRCA1 and BRCA2 gene sequence analysis for susceptibility to breast and ovarian cancer. In January 1998, we announced the introduction of CardiaRisk(R), which may assist physicians both in identifying which hypertensive patients are at a significantly increased risk of developing cardiovascular disease and identifying which patients are likely to respond to low salt diet therapy and antihypertensive drug therapy. We, through our wholly owned subsidiary Myriad Genetic Laboratories, Inc., recognized molecular diagnostic revenues, primarily from BRACAnalysis(R), of $2,023,871 for the quarter ended December 31, 1999.

   In April 1997, we commenced a three-year collaborative research and development arrangement with Schering-Plough Corporation. The total equity investment, research funding, license fees and potential milestone

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

payments under this collaboration may provide us with up to $60,000,000. The research phase of the Schering-Plough collaboration will be concluded successfully on schedule in April 2000. We are entitled to receive royalties from sales of therapeutic products commercialized by Schering-Plough.

   In October 1998, we entered into a five-year collaboration with Schering AG to utilize our protein interaction technology, ProNet(R), for drug discovery and development. Under the agreement, we will have an option to co-promote all new therapeutic products in North America and receive 50% of the profits from North American sales of all new drugs discovered with ProNet(R). The total research funding, license fees, subscription fees, option payments and potential milestone payments under this collaboration may provide us with up to $51,000,000. If we choose to co-promote a drug developed by Schering AG as a 50% partner, we may be required to pay funds to Schering AG to establish equal ownership.

   In November 1998, we entered into a 15 month collaboration with Monsanto Company to utilize ProNet(R) for drug discovery and development. In December 1999, Monsanto exercised its option to extend the research term for an additional 12 months and exercised its option to expand the research funding. The total research funding, option payments, license fees and potential milestone payments under this collaboration may provide us with up to $28,000,000. We are entitled to receive royalties from sales of therapeutic products commercialized by Monsanto.

   In July 1999, we entered into a two-year collaboration and license agreement with the Novartis Agricultural Discovery Institute, Inc. The genomic collaboration will focus on the discovery of the genetic structure of cereal crops. The total upfront payment and research funding under this collaboration may provide us with up to $33,500,000. Upon completion, we intend to jointly offer with NADII commercial access to the genomic databases and share equally in any resulting proceeds.

   In October 1999, we announced the expansion of our collaboration with Schering AG to include research in the field of cardiovascular disease. We also entered into a Securities Purchase Agreement and a Standstill Agreement with Schering Berlin Venture Corporation to sell to Schering Berlin 303,030 shares of our common stock for an aggregate purchase price of $5,000,000.

   In December 1999, we entered into a 12 month collaboration with Hoffmann-LaRoche Inc. to utilize ProNet(R) for drug discovery and development in the area of cardiovascular disease. The total research funding, license fees and potential milestone payments under this collaboration may provide us with up to $13,000,000. We are entitled to receive royalties from sales of therapeutic products commercialized by Roche.

   We intend to enter into additional collaborative relationships to locate and sequence genes and discover protein networks associated with other common diseases as well as to continue to fund internal research projects. We may be unable to enter into additional collaborative relationships on terms acceptable to us. See Risk Factors "--Our success depends on maintaining relationships with current collaborative partners and entering into new collaborative arrangements" and "--Our ability to discover genes and commercialize therapeutic and diagnostic products could be adversely affected if our current collaborators or scientific advisors terminate their relationships with us or develop relationships with a competitor." We expect to incur losses for at least the next several years, primarily due to expansion of our research and development programs, expansion of our drug discovery and development efforts, increased staffing costs and expansion of our facilities. Additionally, we expect to incur substantial sales, marketing and other expenses in connection with building our molecular diagnostic business. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. See Risk Factors "--We have a history of operating losses and expect to continue to incur losses in the future."

Results of Operations for the Six Months Ended December 31, 1999 and 1998

   Research revenues for the six months ended December 31, 1999 were $11,503,517 as compared to $9,183,028 for the same period of 1998. The increase in research revenue is primarily attributable to revenue recognized from the NADII collaboration that began in July 1999. Research revenue from the research

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

collaboration agreements is recognized as related costs are incurred. Consequently, as these programs progress and costs increase or decrease, revenues increase or decrease proportionately.

   Molecular diagnostic revenues of $3,638,157 were recognized in the six months ended December 31, 1999, an increase of $1,513,728 over the same six month period of 1998. Molecular diagnostic revenue is comprised of sales of diagnostic tests. Our sales and marketing efforts have given rise to the increased revenues for the six months ended December 1999. There can be no assurance, however that molecular diagnostic revenues will continue to increase at the historical rate.

   Research and development expenses for the six months ended December 31, 1999 were $11,992,270 as compared to $11,499,295 for the prior year. This increase was primarily due to an increase in research activities as a result of our recent collaboration with NADII. The increased level of research spending also includes the ongoing drug discovery efforts of Myriad Pharmaceuticals, our wholly-owned subsidiary, continuing development and utilization of ProNet(R), and third-party sponsored research programs. We expect our research and development expenses to continue to increase in absolute dollars as we continue our drug discovery efforts.

   Selling, general and administrative expenses for the six months ended December 31, 1999 were $6,375,930 as compared to $5,315,717 for the prior year. The increase was primarily attributable to costs associated with expansion of our sales force and start-up expenses for the sales staff including recruiting, training, and sales supplies. We have also incurred increased expenses for our ongoing promotion of our molecular diagnostic business and the filing of patent applications both domestically and abroad. During the six months ended December 31, 1999, we also wrote off an intangible asset resulting in a one-time expense of $344,531. We expect our selling, general and administrative expenses will continue to fluctuate as needed in support of our molecular diagnostic business and our research and drug development efforts.

   Cash, cash equivalents, and marketable investment securities were $60,042,507 at December 31, 1999 as compared to $47,410,710 at December 31, 1998. This increase in cash, cash equivalents and marketable investment securities is primarily attributable to the private sale of approximately $10,000,000 of our common stock, as well as advance payments we received from our collaborators. These cash receipts were offset by expenditures incurred in the ordinary course of business. As a result of our increased cash position, our interest income for the six months ended December 31, 1999 was $1,310,453 as compared to $1,275,690 for the six months ended December 31, 1998. Interest expense for the six months ended December 31, 1998, amounting to $6,279, was due entirely to borrowings under our equipment financing facility. The loss on disposition of assets of $313,038 in the six months ended December 31, 1999 is primarily the result of our retiring an unproductive asset.

Results of Operations for the Years Ended June 30, 1999 and 1998

   Research revenues for our fiscal year ended June 30, 1999 were $20,093,057 as compared to $20,999,598 for the fiscal year ended June 30, 1998. Greater research revenue recognized during the fiscal year ended June 30, 1998 versus the current fiscal year is the result of $3,950,000 in research milestones and contract expansion payments we received in 1998. Excluding the milestone and contract expansion payments, our ongoing research revenue increased $3,043,459 for the fiscal year ended June 30, 1999 versus fiscal 1998. Research revenue from the research collaboration agreements is generally recognized as related costs are incurred. Consequently, as these programs progress and costs increase or decrease, revenues increase or decrease proportionately.

   Molecular diagnostic revenues of $5,220,349 were recognized in the fiscal year ended June 30, 1999, an increase of 136% or $3,009,366 over the prior year. Molecular diagnostic revenue is comprised of sales of diagnostic tests resulting from our discovery of disease genes. We launched the test for genetic predisposition to breast and ovarian cancer in October 1996 and we launched the test for heart disease and hypertension risk in January 1998. Sales and marketing efforts since that time have given rise to the increased revenues for the fiscal year ended June 30, 1999. There can be no assurance, however that molecular diagnostic revenues will continue to increase at the historical rate.

   Research and development expenses for the year ended June 30, 1999 increased to $23,452,220 from $23,002,340 for the prior year. This increase was primarily due to an increase in research activities as a result of

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

our collaborations with Novartis, Bayer, Schering-Plough, Schering AG, and Monsanto, as well as those programs we funded. The increased level of research spending includes ongoing development of our ProNet(R) and mutation screening technologies, third-party sponsored research programs, and the formation of Myriad Pharmaceuticals, Inc., or Myriad Pharmaceuticals. Myriad Pharmaceuticals, our wholly-owned subsidiary, was created to develop therapeutic lead compounds for selected common diseases with large potential markets that are under-served by current therapeutic options.

   Selling, general and administrative expenses for the fiscal year ended June 30, 1999 decreased $701,503 from the fiscal year ended June 30, 1998. During the fiscal year ended June 30, 1998, we were pursuing a plan to dramatically increase our sales force. Start-up expenses for the sales staff included training, relocation, and sales supplies. For the fiscal year ended June 30, 1999, we maintained a steady, well-trained sales force which resulted in fewer selling expenses. In addition, during the fiscal year ended June 30, 1998, we incurred significant expenses in defense of our intellectual property. Such expenses were drastically reduced during the fiscal year ended June 30, 1999. We expect our selling, general and administrative expenses will continue to fluctuate as needed in support of our molecular diagnostic business and our research and development efforts.

   Interest income for the fiscal year ended June 30, 1999 decreased to $2,348,827 from $3,223,683 for the prior year. Cash, cash equivalents, and marketable investment securities were $38,926,459 at June 30, 1999 as compared to $53,109,493 at June 30, 1998. This decrease in cash, cash equivalents and marketable investment securities was attributable to expenditures incurred in the ordinary course of business and has resulted in reduced interest income. Interest expense for the year ended June 30, 1999, amounting to $6,278, was due entirely to borrowings under our equipment financing facility.

Results of Operations for the Years Ended June 30, 1998 and 1997

   Research revenues for our fiscal year ended June 30, 1998 increased $6,267,544 from the prior year to $20,999,598. The increase was attributable primarily to the achievement of certain research milestones with Novartis and Schering-Plough and our new and expanded corporate research collaboration agreements with Schering-Plough and Bayer. During the fiscal year ended June 30, 1998, we recognized $3,000,000 in research milestones consisting of $500,000 from Novartis and $2,500,000 from Schering-Plough. During the same period, we recognized $3,000,000 in research funding from Schering-Plough under an agreement initiated in April 1997. Research revenue from the research collaboration agreements is recognized as related costs are incurred. Consequently, as these programs progress and costs increase, revenues increase proportionately.

   Molecular diagnostic revenues of $2,210,983 were recognized in the fiscal year ended June 30, 1998, an increase of 339% or $1,706,938 over the prior year. We launched the test for genetic predisposition to breast and ovarian cancer in October 1996 and we launched the test for heart disease and hypertension risk in January 1998. Sales and marketing efforts since that time have given rise to the increased revenues for the fiscal year ended June 30, 1998. There can be no assurance, however that molecular diagnostic revenues will continue to increase at the historical rate.

   Research and development expenses for the fiscal year ended June 30, 1998 increased to $23,002,340 from $18,580,229 for the prior year. This increase was primarily due to an increase in research activities as a result of progress in our collaborations with Novartis, Bayer and Schering-Plough as well as those programs we funded. The increased level of research spending includes third-party research programs, increased depreciation charges related to purchasing of additional research equipment, the hiring of additional research personnel and the associated increase in use of laboratory supplies and reagents. We also incurred expenses related to milestones achieved by our academic collaborators. Such expenses will likely increase to the extent that we enter into additional research agreements with third parties.

   Selling, general and administrative expenses for the fiscal year ended June 30, 1998 increased $3,051,806 from the fiscal year ended June 30, 1997. The increase was primarily attributable to costs associated with the ongoing promotion of BRACAnalysis(R) and the launch of CardiaRisk(R), including the expansion of our internal

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

sales staff from 8 to 33 employees. Additionally, we expended significant amounts in the defense of our intellectual property. The increase is also a result of additional administrative, marketing and education personnel, market research activities, educational material development, and facilities-related costs. We expects our selling, general and administrative expenses will continue to increase in support of our molecular diagnostic testing business and our research and development efforts.

   Interest income for the fiscal year ended June 30, 1998 decreased to $3,223,683 from $3,414,379 or 5.6% for the prior year. We have been able to maintain our cash reserves at a relatively constant level as a result of our ongoing collaborative research agreements, entering into new collaborative agreements, achieving research milestones, and sales of our molecular diagnostic tests. As a result, interest income has not changed significantly from the prior year. Interest expense for the fiscal year ended June 30, 1998, amounting to $32,681, was due entirely to borrowings under our equipment financing facility.

Liquidity and Capital Resources

   Net cash provided by operating activities was $11,540,202 during the six months ended December 31, 1999 as compared to net cash used by operating activities of $7,570,474 during the same six months of 1998. Trade receivables for the six months ended December 31, 1999 increased by $510,936, from $1,396,389 to $1,907,325. This increase is primarily attributable to the increase in molecular diagnostic revenue for the six months ended December 31, 1999. Other receivables decreased $1,742,247, from $1,855,696 to $113,449, for the six months ended December 31, 1999 primarily as a result of the receipt of collaborative partner payments for research work performed in prior periods. Prepaid expenses decreased by $289,079 during the six months ended December 31, 1999. The decrease is primarily due to advance royalties and insurance premiums being expensed during the six-month period. Accounts payable and accrued liabilities increased by $1,071,169 between June 30, 1999 and December 31, 1999 primarily as a result of a large order of laboratory supplies which we received in December 1999 but did not pay for until after December 31, 1999. Deferred revenue, representing the difference in collaborative payments received and research revenue recognized, increased by $11,966,662, from $662,760 to $12,629,422, during the six months ended December 31, 1999 in large part due to an upfront payment by NADII.

   Our investing activities used cash in the amount of $487,836 in the six months ended December 31, 1999. Investing activities were comprised primarily of capital expenditures for research equipment, office furniture, and facility improvements and marketable investment securities. During the six month period ended December 31, 1999, we shifted a portion of our investment in marketable securities from longer term investments to cash and cash equivalents in order to take advantage of more favorable interest rates.

   Financing activities provided cash in the amount of $11,222,686 during the six months ended December 31, 1999. Proceeds were recognized from two separate financings during the period. In September 1999, we entered into a Subscription Agreement pursuant to which we sold 355,000 shares of our unregistered common stock for a purchase price of $4,987,750. We have no obligation to register these shares with the Securities and Exchange Commission. In conjunction with the Subscription Agreement, we issued a three-year warrant to purchase an additional 17,750 shares of common stock. In October 1999, we entered into a Securities Purchase Agreement and a Standstill Agreement with Schering Berlin Venture Corporation to sell to Schering Berlin 303,030 shares of common stock for an aggregate purchase price of $5,000,000. Additional cash was provided from the exercise of stock options during the six months ended December 31, 1999.

   We believe that with the net proceeds from this offering, together with our existing capital resources, we will have adequate funds to maintain our current and planned operations for at least the next two years, although no assurance can be given that changes will not occur that would consume available capital resources before such time. Our future capital requirements will be substantial and will depend on many factors, including:

   .the progress of our research and development programs;

   .the progress of our drug discovery and drug development programs;

   .the cost of developing and launching additional molecular diagnostic tests;


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

   .the results and costs of clinical correlation testing of our molecular diagnostic tests;

   .the costs of filing, prosecuting and enforcing patent claims;

   .the costs associated with competing technological and market developments;

 .     the payments received under collaborative agreements and changes in collaborative research relationships;

 .     the costs associated with potential commercialization of our gene discoveries, if any, including the development of manufacturing, marketing and sales capabilities; and

 .     the cost and availability of third-party financing for capital expenditures and administrative and legal expenses.

   Because of our significant long-term capital requirements, we intend to raise funds when conditions are favorable, even if we do not have an immediate need for additional capital at such time.


Impact of the Year 2000 Issue

   The Year 2000 Issue arose because many computer programs use a two-digit format, as opposed to four digits, to indicate the year. Any of our computer programs or other information systems may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in a system failure or miscalculations causing disruptions of our operations. We completed our Year 2000 readiness testing during 1999. Testing was performed on all of our critical systems and any necessary modifications have taken place. Where possible, third-party certification of Year 2000 readiness was obtained on systems we purchased. Third-party systems that were not certified by the supplier were tested internally or upgraded to compliant versions. We have received assurances from our significant suppliers and customers that they are Year 2000 ready. We have not experienced any significant Year 2000 problems, either before or after December 31, 1999.

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

                                   BUSINESS

Overview

   We are a leader in the use of gene-based medicine to develop therapeutic and diagnostic products. We focus on the emerging fields of genomics, which involves establishing the relationship between gene activity and particular diseases, and proteomics, which involves identifying disease-specific proteins. We have developed a proprietary suite of genomics technologies to discover important disease genes and proteomic technologies to understand the role these genes and their related proteins play in disease. We have integrated these technologies using powerful bioinformatics and robotics systems to conduct our research efforts on a high-throughput basis. This integrated genomics platform has enabled us to identify numerous proteins as promising targets for new proprietary drugs and molecular diagnostic tests.

   Using our proprietary technologies, we have identified 19 drug targets to date. We have delivered ten of these drug targets to our strategic partners based on our discovery of genes involved in breast cancer, ovarian cancer, brain cancer, prostate cancer, heart disease and dementia. We have received total payments from our seven current strategic partners in excess of $100 million. We will receive additional milestone and royalty payments if our strategic partners develop and commercialize drugs from the ten targets we have delivered to them. Our current partners include Bayer Corporation, Eli Lilly and Company, Hoffmann-LaRoche Inc., Monsanto Company, Novartis Corporation, Schering-Plough Corporation and Schering AG. We have also established a portfolio of nine new drug targets that we have retained for our own small molecule drug development program. We expect to enter into future partnerships for the clinical development of many of these targets. We may seek to independently develop, test and commercialize small molecule therapeutics from drug targets selected from our internal portfolio, particularly in the area of cancer.

   We also focus on developing, marketing and selling products used for predictive medicine and personalized medicine. We have developed and commercialized two innovative molecular diagnostic tests, one of which is used for analyzing breast and ovarian cancer susceptibility and the other for therapeutic management of hypertensive patients. We market these products using our own internal sales force in the United States and we have entered into marketing collaborations with other organizations in the United Kingdom, Ireland, Canada and Japan. Revenues from these proprietary tests, which we analyze in our CLIA approved laboratory, have grown over 100% per year to $5.2 million in the fiscal year ended June 30, 1999.

   We employ a variety of proprietary genomic and proteomic technologies to discover important genes and to understand the role these genes play in the onset and progression of disease. Our integrated drug discovery and development approach incorporates the following proprietary components:

  . our exclusive access to extensive population and disease databases, which include approximately 35 million diagnoses of important diseases;

  . our ProNet(R) database, which is a database of proteins, the pattern of interaction among these proteins, and the role these proteins play in important disease pathways;

  . our ProTrapTM technology, which enables us to perform rapid, cost-effective, high-throughput drug screening; and

  . our bioinformatics and robotics systems, which track experiments, collect data and automate the analysis of data.

   We believe that the future of medicine lies in the creation of new classes of drugs that prevent disease from occurring or progressing by treating the cause, not just the symptoms, of the disease. In addition, we believe that advances in the emerging field of molecular diagnostics will improve our ability to determine which patients are subject to a greater risk of developing these diseases and who therefore should receive these new drugs.


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

Industry Background

   Genomics and Gene-Based Drug Development

   Understanding the cause of a disease at the level of genes, proteins and biological pathways can be very helpful in determining how best to treat the disease. Historically, technologies used to discover treatments for the symptoms of diseases have been less effective against complex diseases that arise through a combination of genetic and environmental factors, such as cancer and heart disease. In order to treat complex diseases effectively, it is imperative to understand how the body uses its genetic information, how genetic mutations can lead to disease, and how drugs can be developed to halt or reverse disease progression. As the scientific community learns more about the genetic basis of disease, we believe that the current methods of drug development will be revolutionized.

   The majority of diseases are treated by modifying the activities of biological pathways through drugs that interact with the proteins produced by the genes in affected cells and tissues. The quest for safer and more effective treatments for a wider range of diseases has led pharmaceutical companies to employ genomics and proteomics in their drug discovery and development programs.

   Modern gene-based small molecule drug discovery and development programs typically involve the following steps:

   Gene Discovery. Gene discovery involves identifying genes related to disease susceptibility, onset or progression. A better understanding of some diseases has resulted from the identification of a number of disease-related genes and the subsequent understanding of their function.

   Gene Function and Biological Pathway Determination. Proteins control virtually all cellular processes, including important disease processes. The determination of gene function and biological pathways clarifies the role of a gene and the interaction of its expressed protein in the biological pathway of a disease.

   Target Identification and Validation. After identifying a disease-related gene, the decision must be made as to whether the protein produced by that gene can be a drug target. If a protein is not qualified to serve as a target, other proteins in the same biological pathway as the disease-related gene can be examined as potential targets. A protein target that is identified must be validated to confirm that the potential target is at a control point in a disease-related pathway and that a drug which interacts with the target is expected to have a beneficial effect.

   Assay Development and High-Throughput Screening. A specific assay must be developed for each validated target to identify compounds that inhibit its function. An assay usually requires months to develop. To identify potential drugs, a target is tested through high-throughput screening against a chemically diverse library, usually comprised of thousands of different small molecules. The screening process frequently produces numerous compounds that interact with the identified protein.

   Drug Development. Compounds that may be suitable for development into potential drugs undergo selection and optimization. Once selected, the compound is optimized by synthesizing and testing a series of closely related compounds. Based on expected activity, safety and bioavailability, the most promising leads are selected. Following optimization, lead compounds enter into preclinical testing to establish their efficacy and safety in animals. If preclinical tests are successful, candidate drugs enter clinical trials to determine their efficacy and safety in humans. At this stage drug candidates have a high attrition rate as a result of incomplete understanding of the mechanism of action, inaccurate predictions of efficacy and unexpected adverse side effects. Of those candidates that enter clinical trials, typically only about one out of ten gains FDA approval.

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


   Predictive and Personalized Medicine

   Predictive medicine refers to the ability to identify those individuals at risk for the development of specific diseases, and the ability to guide the healthcare management of those predisposed individuals to delay the onset or prevent the occurrence of specific diseases. Once a predisposed individual is identified by molecular diagnostic testing, that individual can make more informed decisions in selecting the most appropriate therapy, surveillance and measures for prevention. Personalized medicine involves establishing a profile of genetic response to drug therapy for specific individuals. Knowing whether a patient will likely respond to particular drugs may decrease the occurrence of adverse side effects from medications while improving their effectiveness, possibly leading to better outcomes and lower overall healthcare costs. Both predictive and personalized medicine are of interest to healthcare payors who seek to lower costs and improve the effectiveness of medical care.

   Molecular Diagnostics. Molecular diagnostics is the analysis of genes and their products to predict individuals' risks for developing diseases and their responses to treatments. As drugs are developed and approved for use, knowledge about side effects and efficacy in specific individuals emerges. Using this knowledge in what is called "pharmacogenomics," personal genetic profiles can then be used to predict responses of individuals to drugs.

Our Business Strategy

   Our business strategy is to understand the relationship between genes and diseases in order to develop the next generation of therapeutic and diagnostic products. Through our proprietary technologies, we are uniquely positioned to identify these genes and develop novel therapeutic and diagnostic products. Our business strategy includes the following key elements:

  . Expand our proprietary genomic and proteomic databases. We will continue to expand our existing genomic databases in Utah, Quebec and Sardinia. These proprietary databases not only enable us to accelerate our gene discovery efforts, they are also useful in target validation, pharmacogenomics and disease association studies. We will also expand ProNet(R), our proprietary proteomic technology, to uncover additional disease pathways, discover functions for many proteins and identify high quality drug targets.

  . Discover important disease genes, understand their function and identify lead compounds. We will continue to use our proprietary genomic and proteomic databases, combined with our bioinformatics and robotics technologies, to efficiently discover important genes and to understand their role in human disease. In addition, we will continue to employ our ProTrapTM technology for high-throughput screening in order to rapidly identify numerous lead compounds for potential drug development.

  . Capitalize on our strategic alliances with major pharmaceutical companies. We expect to maintain and expand our strategic alliances focused on the discovery of novel drug targets. Moreover, as we identify and develop lead compounds, we plan to partner many of these compounds with major pharmaceutical companies prior to pursuing human clinical trials. This will shift much of the financial risk associated with later stage drug development to our partners, while permitting us to benefit from our partners' drug development expertise and marketing strength.

  . Selectively develop and commercialize therapeutic products. We intend to take selected compounds, particularly in the area of cancer, through the clinical development process. We are focusing on cancer due to the large unmet need for effective and less toxic drugs, and the oftentimes shorter and less expensive clinical trials resulting from the potential for fast track status that the FDA has typically afforded cancer drugs. We may also enter into collaborative preclinical and clinical development arrangements with government organizations such as the National Cancer Institute to reduce our clinical trial costs. Finally, we will be able to leverage the expertise of our existing oncology sales force in the marketing of these novel cancer therapies.

  . Grow and expand our molecular diagnostic business. We will continue to increase the domestic and foreign market penetration of our existing diagnostic tests and create additional tests to capitalize on the emerging areas of predictive and personalized medicine.


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

Our Integrated Genomic and Proteomic Platform

   We have developed and integrated a powerful set of genomic and proteomic technologies and databases that enable us to discover genes of commercial importance and understand their role in disease pathways. Our technology platform provides the basis to develop therapeutic and molecular diagnostic products, based on a vastly improved understanding of the genetic basis of disease. Our genomic and proteomic platform consists of the following key elements.

   Genetic and Medical Databases

   Our genetic databases, which are based on distinct populations, provide us with a unique competitive advantage because they enable us to correlate the inheritance of gene mutations through multiple generations with the occurrence of disease. We have created an extensive computerized genealogical database of over 14 million persons whose ancestries are centered on the pioneer families of Utah. This population is valuable for genetic research because of its Northern European ancestry, its large families, and its profound interest in recording its genealogy. Information from this population, such as medical records, DNA samples, genealogy and other health-related data, has been identified by our researchers and collaborators and assembled into our computerized genealogy database. This database has allowed us to discover genes involved in breast cancer, ovarian cancer, melanoma, brain cancer, prostate cancer and heart disease.

   We have linked our database of Utah families to a disease registry from Intermountain Health Care, which operates 40 hospitals and clinics in the western United States. In total, approximately 35 million disease diagnoses are recorded in the IHC disease registry covering most common diseases. This information includes data such as laboratory tests, prescription medications, drug allergies, surgical procedures and patient criteria. We expect to continue to expand the diagnosis records as more than two million new patient records are generated by the IHC each year.

   We have recently augmented this genetic medical information of the Utah population by developing databases of individuals with specific diseases in Quebec and the island of Sardinia. These genetically isolated populations complement the Utah population and further strengthen our ability to more rapidly identify disease-causing genes. Medical information on large Utah families that have a preponderance of the disease of interest enables us to identify where the disease genes are located in the human genome. A database of affected individuals from Quebec, a population that is twice as old as Utah, allows us to narrow down the disease gene locations to a smaller region on the chromosome. Sardinia is an isolated population dating back to the Neolithic Age where the disease gene carriers will only have in common with each other a small amount of DNA, which tightly surrounds and more clearly identifies the disease gene. This integrated approach across diverse populations allows us to quickly identify the disease-causing gene. We have worldwide exclusive rights and access to the Utah, Quebec and Sardinia databases.

   With the information and samples provided through our population databases, we use our high-throughput sequencing and mutation screening capabilities to identify important disease-causing genes. Our sequencing and screening facility uses a robotics platform and informatics control software custom designed by our scientists and software engineers. This integrated system has been expanded to incorporate the rapid introduction of a large number of genes and research populations, permitting the rapid comparison of novel mutations in candidate genes between individuals with common familial diseases and healthy individuals drawn from the same population. This high-throughput, automated system enables us to rapidly detect genes, which are highly correlated with disease, and in many instances can be shown to be causal.

   ProNet(R) Database

   We believe that because virtually all cellular processes are controlled by proteins, including important disease processes, knowledge of protein interactions can be extremely valuable in the identification of novel drug targets for therapeutic development. In order to determine the function of genes and their role in disease pathways, we use our proprietary ProNet(R) technology to develop our ProNet(R) database of human proteins, the proteins with which they interact and their involvement in important disease pathways. Each protein and its interacting partners form a network, which reads like a map, positioning the protein in the disease pathway and tracing the protein's role in that pathway.

   Using our ProNet(R) technology, we screen target proteins through our proprietary libraries constructed from a variety of different tissues and organs, such as heart, brain, kidney, liver, breast and prostate. We have constructed over 15 proprietary libraries each containing approximately 10 million protein fragments. We apply our proprietary automation and robotic capabilities to the protein search process to allow high-throughput processing of protein interactions. Our current capacity allows us to identify over 100 protein interactions each day. Every new interaction is entered into our ProNet(R) database.

   As our efforts to identify protein interactions progress, the understanding of an ever increasing number of these interactions may enable researchers to identify proteins that are involved in disease progression. We believe that ProNet(R) provides a significant opportunity to identify and develop novel drug targets by:

  .  discovering new proteins in the disease pathways;

  .  discovering functions for many novel proteins;

  .  identifying new functions for known proteins;

  . identifying proteins involved in critical interactions along the pathway; and

  .  selecting high quality drug discovery targets from disease pathways.

   Our clients access these data through secure Internet connections. We have created the following three types of ProNet(R) databases:

  . Proprietary ProNet(R) databases for specific pharmaceutical company clients. These databases address specific diseases and disease pathways of strategic importance to our pharmaceutical partners. Specific drug targets are selected by our partners for their proprietary drug discovery research.

  . Main ProNet(R) database of proteins and biological pathways, which contains proprietary interactions that we have discovered. These interactions are distinct from those identified for client companies.

  . ProNet(R) Online database of protein-protein interactions from the public domain. We use this database as a marketing tool and it is freely available to the public through the Internet at www.doubletwist.com.

   ProTrap(TM) Technology

   We have developed a new technology platform called ProTrap(TM). The ProTrap(TM) technology allows us quickly and cost effectively to build high-throughput drug screens using a yeast-based system. We believe that yeast-based screens offer a number of distinct cost and time advantages in comparison to the more commonly used mammalian or cell-free screens. Yeast are inexpensive and easy to grow and yeast screens can be run on our liquid handling robots. Our drug discovery screens have been built using the ProTrapTM system. Typically, one of these screens takes only two months to build, which we believe compares favorably with the industry average.

   In the ProTrapTM system, yeast are manipulated genetically so that they produce a human or viral protein. When the protein is produced in one of a variety of proprietary yeast strains, it causes the strain to change in a way that can be easily detected. Therefore, when a small molecular weight compound activates or inhibits the protein, a further change in the characteristics of the yeast strain is easily detectable. The drug discovery screens are designed to be run in parallel, such that each screen controls for false positives in other screens. The result is greater efficiency and a higher screening throughput. We estimate our running costs for ProTrapTM screens to be $.02 to $.03 per data point, which we believe compares favorably to the industry average.

   Our ProTrapTM technology has a wide variety of potential applications and can be extended to complement our other target validation technologies by determining the functions of proteins. It complements ProNet(R) by determining for two interacting proteins if the second inhibits or activates the first. It can also quickly find a disease gene pathway. Finally, it can determine the biological activity of a mutant protein that may have utility in pharmacogenomics. We are applying for patents covering proprietary aspects of this technology.

   Bioinformatics and Robotics

   The gene and drug discovery process generates vast amounts of information. Accordingly, we have designed proprietary bioinformatics systems, which provide significant analytical and data management capabilities. Our systems are based on integrated, protocol-driven database management software, which is used to track experiments and collect relevant data. The genetic marker management system incorporates data on DNA samples, genetic markers, genetic maps, DNA clones and DNA sequences that are generated during the gene discovery process. Further, the system directs the genetic analysis, fine structure mapping, generation of candidate genes and mutation screening. It allows the automation of labor intensive steps in the analysis of DNA sequences, and incorporates our expert system for detecting coding regions in random DNA sequences.

   In addition, we have developed a proprietary laboratory information management system. This system has the advantages of simplicity of design, ease of maintenance, and speed of development. To date, we have used our information management system for our high-throughput systems for protein analysis, genotyping, genomic sequencing, mutation screening and compound screening. This has been of fundamental importance in sample tracking and quality assessment and quality control. We believe our strength in bioinformatics provides us with a substantial competitive advantage.

   We employ state-of-the-art robotics platforms in all of our high-throughput systems. We use the same robotics software and hardware development and maintenance teams to ensure efficiency throughout our operations. We operate flexible robotics systems in our research and diagnostics laboratories and high-throughput robotics systems in our sequencing and screening laboratories. Each of our robotics systems is connected continually in a real time interface with our proprietary laboratory information management system to maintain a high degree of precision in sample tracking. Our robotics systems have been designed to ensure that the sample volumes used for each of the applications are kept at minimum levels to maintain reagent cost savings in each of our operations. The high level of automation as well as the concerted effort in optimizing biochemistry and reducing reagent volumes allows us to produce data at a very competitive cost in the industry.

Therapeutic Product Development

   The pharmaceutical industry has been successful in identifying medicines to treat the symptoms of disease. However, as the current generation of compounds nears the end of its patent protection, the industry has begun to seek new approaches to disease treatment. We believe that the future of medicine will be in the creation of new drugs that either prevent disease from initially developing or prevent disease from progressing by treating the cause, not just the symptoms, of disease. We believe that we can capture a greater portion of the potential value of drug targets that we discover by identifying and developing lead compounds for licensing to pharmaceutical companies. In selected cases, we intend to take some of these compounds through human clinical trials.

   We formed Myriad Pharmaceuticals, our wholly owned subsidiary, to use our proprietary genomics and proteomics technologies to discover and develop novel therapeutic products. We believe that our ProNet(R) database of important disease pathways provides us with a significant advantage in drug discovery because it enables us to generate a large number of potential drug targets. Once these targets have been identified, our ProTrapTM technology enables us to rapidly screen a large number of these drug targets against our library of small molecule compounds. This integrated platform enables us to pursue a rapid and cost effective approach to identifying potentially valuable drug candidates. In contrast to the drug discovery model employed by much of the biotechnology industry, which screens relatively few drug targets against large libraries of compounds, we are able to screen large numbers of protein targets against our relatively small, diverse library of compounds and rigorously select those candidates we believe to be the most promising. To date, we have 19 drug targets in development. Of these 19, we have licensed ten to our strategic partners for further development and we have retained nine for independent development, as outlined in the table below. Our current drug discovery efforts target cancer, AIDS and rheumatoid arthritis. In addition, we are exploring the biology around genes that we believe are involved in a variety of disease areas, including atherosclerosis, chronic pain, chronic obstructive pulmonary disease and sleep disorders, and have selected 110 proteins for further evaluation using our ProNet(R) technology.

--------------------------------------------------------------------------------
   DRUG      TARGET     ASSAY    COMPOUND   COMPOUNDS    LEAD    PRECLINICAL
  TARGET   IDENTIFIED COMPLETED  SCREENED   CONFIRMED  COMPOUNDS   STUDIES
--------------------------------------------------------------------------------
          |          |         |          |          |           |
--------------------------------------------------------------------------------
 COLORECTAL CANCER               ESTIMATED INCIDENCE IN U.S. IN 1999--130,000
--------------------------------------------------------------------------------
          |          |         |          |          |           |
 MPYS-847 |XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX|
          |          |         |          |          |           |
--------------------------------------------------------------------------------
 OTHER SOLID TUMORS              ESTIMATED INCIDENCE IN U.S. IN 1999--1,125,000
--------------------------------------------------------------------------------
          |          |         |          |          |           |
 MPYS-649 |XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX|           |
          |          |         |          |          |           |
 MPYS-197 |XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX|          |           |
          |          |         |          |          |           |
 MPYS-001 |XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX|          |           |
          |          |         |          |          |           |
 MPYS-413 |XXXXXXXXXXXXXXXXXXXX|          |          |           |
          |          |         |          |          |           |
--------------------------------------------------------------------------------
  RHEUMATOID ARTHRITIS           ESTIMATED PREVALENCE IN U.S. IN 1999--2,100,000
--------------------------------------------------------------------------------
          |          |         |          |          |           |
 MPYS-333 |XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX|          |           |
          |          |         |          |          |           |
 MPYS-563 |XXXXXXXXXXXXXXXXXXXX|          |          |           |
          |          |         |          |          |           |
--------------------------------------------------------------------------------
  HIV INFECTION                  ESTIMATED PREVALENCE IN U.S. IN 1999--700,000
--------------------------------------------------------------------------------
          |          |         |          |          |           |
 MPYS-900 |XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX|          |           |
          |          |         |          |          |           |
 MPYS-174 |XXXXXXXXXXXXXXXXXXXX|          |          |           |
--------------------------------------------------------------------------------

   High-Throughput Screening

   Our high-throughput screening is highly automated using robot workstations and a proprietary computerized management system that monitors each step of the process, confirms that each step has been performed to eliminate operator errors and automatically correlates results with compound identity and drug target. Current capacity is approximately 12.5 million screening data points per year, but we expect that this number will increase to approximately 50 million data points within the next six months as a result of our expected acquisition of additional robot workstations and our ability to include a greater number of compounds in each step of the screening process. We have acquired a collection of approximately 50,000 small molecules of diverse structure and we expect to expand that collection to approximately 200,000 compounds in the second quarter of 2000.

   We have built drug discovery screens for each of our nine proprietary drug targets. Of the nine constructed screens, six have been run against all 50,000 compounds in our library. The remaining screens are in process and are expected to be completed within the next three months. We have identified a number of proprietary compounds from our first six drug discovery screens, including a screen against a novel HIV target, which satisfy the initial criteria of showing selectivity for one molecular target without obvious toxicity or activity against the other drug discovery screens run in parallel. Furthermore, the compounds have been shown to display a good dose response curve, showing increased activity at higher concentrations and decreased activity at lower concentrations. This is a prerequisite for further development of a compound. We are conducting additional analyses of these compounds in order to determine whether they are suitable for further chemical optimization.

   We have started to build mammalian cell secondary assays to evaluate the initial compounds arising from the primary drug discovery screens. To date, we have completed the construction of three of these assays for colon cancer, other solid tumors and inflammatory diseases and have developed protocols to evaluate the mammalian toxicity of all compounds found in our drug discovery screens. We are currently working to build secondary screens for the remainder of our drug targets.

Molecular Diagnostics

   We are committed to the development and marketing of novel molecular diagnostic products for the emerging market opportunities of predictive medicine and personalized medicine. Predictive medicine refers to the ability to determine which individuals are at risk for the development of specific diseases, and to guide the healthcare management of those predisposed individuals to delay the onset or prevent the occurrence of specific diseases. This allows healthcare resources to be focused on individuals who have the greatest need and may reduce waste in the healthcare system. The goal of personalized medicine is to establish an individual's genetic response profile to a specific drug. Knowing how individual patients are likely to respond to a particular drug may lead to more effective choice of medication, reduced adverse side effects and lower overall healthcare costs.

   We believe that as more genes are added to our product portfolio through our discoveries and licenses of genes discovered by others, we may be positioned to offer a genetic risk profile for a larger number of major diseases and therapeutic indications. The availability of broad molecular diagnostic profiles may lead to expanded markets encompassing substantial additional segments of the population who could benefit from knowing their risk of developing a variety of major diseases and their predicted responses to treatments. We believe that predictive and personalized medicine products represent a significant market opportunity.

   Through our wholly owned subsidiary, Myriad Genetic Laboratories, we have established a central molecular diagnostics facility to provide genetic information services worldwide to healthcare providers. We have also developed a clinical database of information on genetic mutations of each gene discovered, including the frequency of occurrence in different ethnic population groups and the clinical effect of these mutations. From these mutations we can identify an individual's genetic predisposition to disease. Through our database of mutations we can provide healthcare professionals with detailed genetic information regarding the risk profile of these different ethnic groups. We also provide educational and support services to physicians and healthcare professionals as part of our genetic information business. The diagnostic products and services we have developed and currently market and expect to develop and market are not subject to FDA approval. Our diagnostics laboratory is subject to oversight and approval by CLIA and we have obtained all approvals required by CLIA.

   Our strategy is to first introduce diagnostic products and services in the United States, and then to make them available worldwide through strategic marketing partnerships abroad. We have developed two molecular diagnostic products, BRACAnalysis(R) and CardiaRisk(R), that we are currently marketing in the United States directly through our own sales force. We are in the process of developing molecular diagnostic tests for genetic susceptibility to colorectal cancer and melanoma.

   BRACAnalysis(R): Predictive Medicine for Breast and Ovarian Cancer Susceptibility

   It is estimated that approximately 180,000 women in the United States are diagnosed with breast cancer each year and approximately 25,000 women are diagnosed with ovarian cancer annually. Each year in the United States, an estimated 43,000 women will die from breast cancer, which has the second highest cancer mortality rate among women, and an estimated 14,500 women will die of ovarian cancer. In conjunction with our collaborators, we reported the discovery of the BRCA1 breast and ovarian cancer predisposing gene in the October 7, 1994, issue of the journal Science, and in December 1995, announced the discovery of the complete sequence of BRCA2 breast cancer gene, as reported in the journal Nature Genetics. BRCA1 and BRCA2 appear to be responsible for approximately 84% of the early onset hereditary breast cancer and approximately 90% of hereditary ovarian cancer. Hereditary breast cancer is believed to account for approximately 10% of all cases of breast cancer. A study of women in the United States published in the American Journal of Human Genetics indicates that a woman with a BRCA1 mutation has an 86% risk of developing breast cancer by age 80 as compared to a general population risk of 10%. Additionally, according to a study published in Lancet, the risk to a woman with a BRCA1 mutation of developing ovarian cancer by age 70 is approximately 44%, compared to a general population risk of approximately 1%. Women with BRCA2 mutations have approximately the same risk of breast cancer as BRCA1 mutation carriers. BRCA2 mutations also increase the risk of ovarian cancer in women, although not as much as in those with BRCA1 mutations.

   In late 1996, we introduced BRACAnalysis(R), a comprehensive analysis of the BRCA1 and BRCA2 genes for determining a woman's susceptibility to breast and ovarian cancer. BRACAnalysis(R) provides important information that we believe will help the patient and her physician make better informed lifestyle, surveillance, chemoprevention and treatment decisions. The cost per test is currently $2,580 and is covered by the majority of health insurance plans in the United States.

   CardiaRisk(R): Personalized Medicine for Hypertension Management

   Approximately 50 million people in the United States are hypertensive. Hypertension has a significant genetic component and is a major risk factor for cardiovascular disease, kidney failure and stroke. The angiotensinogen gene, or AGT gene, is believed to be involved in the salt-dependent form of hypertension, which accounts for approximately 50% of all hypertension. Therapy for these patients includes the use of a low-salt diet, other dietary regimens, and numerous drug therapies to control blood pressure. Results of a recent study of 1,509 patients by the National Institutes of Health showed that of all patients placed on a low-salt diet, only patients with the AGT mutation achieved a significant reduction in blood pressure over the three-year course of the study. Patients in this study with the variant form of the AGT gene were also found to be 42% more likely to experience hypertension earlier in life and more severely. Although a low-salt diet is frequently recommended for hypertensive patients, either alone or in combination with drug therapy, only an estimated 20% to 30% of patients actually receive any benefit from a special low-salt diet. Additionally, only about 40% of hypertension patients can adequately control their blood pressure without side effects from any particular hypertension medication.

   CardiaRisk(R) identifies individuals likely to respond to specific high blood pressure therapies by screening for mutations of the AGT gene. Mutations of this gene determine a patient's potential reaction to different courses of therapy for hypertension. Using CardiaRisk(R) to help predict the specific therapies and drugs to which a patient will respond may improve patient compliance, reduce adverse side effects and decrease overall healthcare costs. CardiaRisk(R) is a fully automated test that we perform through Myriad Genetic Laboratories using DNA extracted from a patient's blood sample. The cost for the test is $295 and it is not currently reimbursed by health insurance. We believe CardiaRisk(R) is one of the first commercially available personalized medicine products.

   Predictive Medicine Tests under Development

   Colorectal cancer. We are planning to introduce a molecular diagnostic test for genetic susceptibility to colorectal cancer later this year. Colorectal cancer is the second leading cause of cancer deaths in the United States, with 130,200 new cases expected to be diagnosed in the year 2000. Familial forms of colorectal cancer were estimated in 1997 to account for 10% to 30% of all cases according to the American Society of Clinical Oncologists. The molecular diagnostic considerations in these hereditary syndromes are similar to those necessary for breast and ovarian cancer at-risk individuals, which we have already commercialized. To illustrate the predictive medicine value of molecular testing in colorectal cancer syndromes, it has been shown that individuals who carry gene mutations can lower their risk of developing cancer by more than 50% with appropriate surveillance activities.

   Melanoma. We are planning to introduce a molecular diagnostic test for genetic susceptibility to melanoma in calendar 2001. The incidence of melanoma, a malignant form of skin cancer, has increased approximately 4% per year since the early 1970's. In the year 2000, approximately 44,000 Americans will be diagnosed with melanoma, according to the journal Science. We discovered that mutations in the p16 gene are involved in cancer and can be inherited and predispose individuals to melanoma, as reported in the September 1994 issue of the journal Nature Genetics. Melanoma is lethal within five years in 86% of cases where it has spread to another site in the body. However, when melanoma is diagnosed at an early stage, fewer than 10% of patients die within five years. We believe that approximately 10% of melanoma cases are hereditary. We have substantial expertise in the genetic analysis of melanoma and have begun to identify important disease-predisposing p16 mutations. At present we are involved in a series of patent interference proceedings with two other parties relating to the p16 gene. The outcome of the interferences, and the impact of an adverse outcome, is uncertain, and we cannot assure you that we will prevail in the interferences.

Sales and Marketing

   We are currently marketing BRACAnalysis(R) and CardiaRisk(R), and we expect to market other diagnostic products, in the United States directly through our own 36 person sales force. If we develop therapeutic products in the area of cancer, then given the concentrated nature of the oncology market, we would be able to leverage the efforts of our existing oncology sales force.

   The potential international market for our molecular diagnostic products is estimated to be at least twice the size of the United States market. After introducing molecular diagnostic products in the United States, we plan to introduce our products in foreign markets primarily through strategic marketing partners. We have recently completed marketing agreements with the following foreign collaborators:

   Partner                                            Territory
   -------                                            ---------
   Falco Biosystems, Ltd............................. Japan
   MDS Laboratory Services........................... Canada
   Rosgen Ltd........................................ United Kingdom and Ireland

Strategic Alliances

   In order to limit the financial risks associated with the development of therapeutic products, including costs associated with related clinical trials of such drugs, our strategy is to enter into alliances with corporate partners who assume such risks and other assorted financial costs. In addition to our current strategic alliances, we are actively pursuing other partners in areas that we believe may enhance our ability to develop and exploit our technology. The financial structure of our strategic alliances varies with each agreement and may include research payments, equity investments, milestone payments, upfront payments, license fees, subscription fees, option payments, and royalty payments or profit sharing.

   Events that trigger milestone payments to us may include:

  .  the discovery of a gene or protein;

  .  the determination of the function of a gene or protein;

  .  the identification of a lead compound;

  .  the filing of an investigational new drug application with the FDA;

  .  the commencement of Phase III clinical trials; and

  .  the submission of a new drug application with the FDA.

   We are dependent on each strategic partner to commercialize the therapeutic products identified during our collaboration. If our partner commercializes the product, we will receive a royalty on sales of the product or share in the profits derived from sales of the drug. If any of our strategic partners cease efforts to commercialize any therapeutic products identified during our collaboration, the rights to commercialize those products will revert back to us.

   The following table summarizes the material terms of our current and historical strategic alliances, including the total potential payments to us including amounts received to date:


                                                             Research
                                                  Research   Completion      Potential
   Partner                Focus                   Term          Date         Payments
-------------------------------------------------------------------------------
 Eli Lilly and Company  Breast cancer          3 years     August 1996     $  4 million

-------------------------------------------------------------------------------

 Novartis Corporation   Cardiovascular         5 years     April 2000      $ 60 million
-------------------------------------------------------------------------------

 Bayer Corporation      Obesity,               7 years     September 2002  $102 million
                        osteoporosis, asthma
                        and depression

-------------------------------------------------------------------------------

 Bayer Corporation      Dementia               3 years     December 2000   $ 35 million

-------------------------------------------------------------------------------

 Schering-Plough        Prostrate and brain    3 years     April 2000      $ 60 million
 Corporation            cancer

-------------------------------------------------------------------------------

 Schering AG            Major disease          5 years     October 2003    $ 56 million
                        pathways including
                        cancer, expanded to
                        cardiovascular

-------------------------------------------------------------------------------

 Monsanto Company       Initially two major    27 months   February 2001   $ 28 million
                        disease pathways,
                        extended for a third

-------------------------------------------------------------------------------

 Novartis Agricultural  Genetic structure of   2 years     July 2001       $ 34 million
 Discovery Institute,   cereal crops
 Inc.

-------------------------------------------------------------------------------

 Hoffmann-LaRoche Inc.  Cardiovascular         3 years     December 2002   $ 13 million

   Eli Lilly and Company. In August 1992, we entered into a Research Collaboration and License Agreement with Eli Lilly and its former subsidiary, Hybritech Incorporated, under which Eli Lilly and Hybritech made an equity investment in us, and provided funding over a three-year period to support our research and development program to discover the BRCA1 gene. The total equity investment, research funding and potential milestone payments under this collaboration may provide us with up to $4,000,000. We may also receive future milestone payments and future royalty payments on therapeutic and diagnostic product sales. We granted to Eli Lilly an exclusive, worldwide license to develop, manufacture and sell therapeutic products derived from the BRCA1 gene, and granted to Hybritech an exclusive, worldwide license to develop, manufacture and sell diagnostic kits derived from the BRCA1 gene. Royalties with respect to therapeutic and diagnostic products which may in the future be developed by Eli Lilly and Hybritech will be payable on product sales in each country until the expiration of the last valid patent covering such products in that country. Under the agreement, we retained the exclusive, worldwide rights to provide molecular diagnostic services based on the BRCA1 gene. The research portion of this collaboration has expired.

   Novartis Corporation. In April 1995, we commenced a five-year collaborative research and development arrangement with Novartis Corporation. The total equity investment, research funding and potential milestone payments under this collaboration may provide us with up to $60,000,000. The research effort is focused on the discovery of genes and drug targets involved in the field of cardiovascular disease. The research phase of the

Novartis collaboration will be concluded successfully on schedule in April 2000. In March 1998, we announced that Novartis had licensed the therapeutic rights to the CHD1 heart disease gene, triggering a milestone payment to us. In addition, we may receive future royalty payments on therapeutic products sold by Novartis.

   Bayer Corporation. In September 1995, we commenced a five-year collaborative research and development arrangement with Bayer Corporation. The total equity investment, research funding and potential milestone payments under this collaboration may provide us with up to $71,000,000. In November 1997 and again in December 1998, we announced expansions of our collaborative research and development arrangement with Bayer. The expanded collaboration may provide us with additional research funding and potential milestone payments of up to $137,000,000. We are entitled to receive royalties from sales of therapeutic products commercialized by Bayer.

   Schering-Plough Corporation. In April 1997, we commenced a three-year collaborative research and development arrangement with Schering-Plough Corporation. The total equity investment, research funding, license fees and potential milestone payments under this collaboration may provide us with up to $60,000,000. The research phase of the Schering-Plough collaboration will be concluded successfully on schedule in April 2000. In October 1997, we announced that Schering had licensed the therapeutic rights to the MMAC1 cancer gene. In March 1998, we demonstrated the tumor-suppressor activity of the MMAC1 gene. Each event triggered milestone payments from Schering to us. In addition, we may receive future royalty payments on therapeutic products sold by Schering-Plough.

   Schering AG. In October 1998, we entered into a five-year collaboration with Schering AG, to utilize ProNet(R) for drug discovery and development. Under the agreement, we will have an option to co-promote all new therapeutic products in North America and receive 50 percent of the profits from North American sales of all new drugs discovered with ProNet(R). The total research funding, license fees, subscription fees, option payments and potential milestone payments under this collaboration may provide us with up to $51,000,000. If we choose to co-promote a drug developed by Schering AG as a 50 percent partner, we may be required to pay funds to Schering AG to establish equal ownership. In October 1999, we announced the expansion of our collaboration with Schering AG to include research in the field of cardiovascular disease.

   Monsanto Company. In November 1998, we entered into a 15 month collaboration with Monsanto Company to utilize ProNet(R) for drug discovery and development. In December 1999, Monsanto exercised its option to extend the research term for an additional 12 months and exercised its option to expand the research funding. The total research funding, option payments, license fees and potential milestone payments under this collaboration may provide us with up to $28,000,000. We are entitled to receive royalties from sales of therapeutic products commercialized by Monsanto.

   Novartis Agricultural Discovery Institute, Inc. In July 1999, we entered into a two-year collaboration and license agreement with the Novartis Agricultural Discovery Institute, Inc. The genomic collaboration will focus on the discovery of the genetic structure of cereal crops. The total upfront payment and research funding under this collaboration may provide us with up to $33,500,000. Upon completion, we and NADII intend to jointly offer commercial access to the genomic databases and share equally in any resulting proceeds.

   Hoffmann-LaRoche Inc. In December 1999, we entered into a 12 month collaboration with Hoffmann-LaRoche Inc. to utilize ProNet(R) for drug discovery and development in the area of cardiovascular disease. The total research funding, license fees and potential milestone payments under this collaboration may provide us with up to $13,000,000. We are entitled to receive royalties from sales of therapeutic products commercialized by Roche.

   We intend to enter into additional collaborative relationships with other corporate partners to locate and sequence genes, to discover protein networks associated with other common diseases, and to identify lead compounds which may be developed into commercial therapeutic products by those partners.

Patents and Proprietary Rights

   We intend to seek patent protection in the United States and major foreign jurisdictions for the genes we discover, mutations and products of the genes and related processes, transgenic animals, and other inventions which we believe are patentable and where we believe our interests would be best served by seeking patent protection. We also intend to seek patent protection or rely upon trade secret rights to protect certain other technologies which may be used in discovering and characterizing new genes and which may be used in the development of novel diagnostic and therapeutic products. To protect our trade secrets and other proprietary information, we require that our employees and consultants enter into confidentiality and invention assignment agreements. These confidentiality and invention assignment agreements may not provide us with adequate protection. In addition, any such patents may not issue, and the breadth or the degree of protection of any claims of such patents may not afford us with significant protection.

   We own or have licensed rights to 19 issued patents and numerous patent applications in the United States as well as numerous foreign patent applications relating to genes, proteins, and protein interactions associated with cancer, heart disease, neurological disease and hypertension, processes for identifying and sequencing genes, and other related gene discovery technologies. However, any patent applications which we have filed or will file or to which we have licensed or will license rights may not issue, and patents that do issue may not contain commercially valuable claims. In addition, any patents issued to us or our licensors may not afford meaningful protection for our technology or products or may be subsequently circumvented, invalidated or narrowed.

   Our processes and potential products may also conflict with patents which have been or may be granted to competitors, academic institutions or others. As the biotechnology industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to interferences in the U.S. Patent and Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the related product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to cease the infringing activity or obtain a license in order to continue to manufacture or market the relevant product or process. We may not prevail in any such action and any license required under any such patent may not be made available on acceptable terms, if at all. At present we are involved in a series of patent interference proceedings with two other parties relating to the p16 gene. The outcome of the interferences, and the impact of an adverse outcome, is uncertain, and we cannot assure you that we will prevail in the interferences.

   Our failure to obtain a license to any technology that we may require to commercialize our technologies or potential products could have a material adverse effect on our business. There is also considerable pressure on academic institutions to publish discoveries in the genetic field. Such a publication by an academic collaborator of ours prior to the filing date of our application, if it covers a gene claimed in the application, may preclude the patent from issuing or the filing of foreign patent applications, or if a patent was issued, may invalidate the patent.

   We also rely upon unpatented proprietary technology, and in the future may determine in some cases that our interests would be better served by reliance on trade secrets or confidentiality agreements rather than patents or licenses. These include our positional cloning, protein interaction, robotics and bioinformatics technologies. We may not be able to protect our rights to such unpatented proprietary technology and others may independently develop substantially equivalent technologies. If we are unable to obtain strong proprietary rights to our processes or products after obtaining regulatory clearance, competitors may be able to market competing processes and products.

   Others may obtain patents having claims which cover aspects of our products or processes which are necessary for or useful to the development, use or manufacture of our services or products. Should any other group obtain patent protection with respect to our discoveries, our commercialization of molecular diagnostic services and potential therapeutic products could be limited or prohibited.

   In addition, we are a party to various license agreements which give us the rights to use certain technology in our research, development and testing processes. We may not be able to continue to license this technology on commercially reasonable terms, if at all. Our failure to maintain rights to this technology could have a material adverse effect on our business.

Competition

   Competition is intense in our existing and potential markets. The technologies for discovering genes that predispose persons to major diseases and approaches for commercializing those discoveries are new and rapidly evolving. Rapid technological developments could result in our potential services, products, or processes becoming obsolete before we recover a significant portion of our related research and development costs and associated capital expenditures. Our competitors in the United States and abroad are numerous and include, among others, major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, including those receiving funding from the Human Genome Project. Many of our potential competitors have considerably greater financial, technical, marketing and other resources than we do, which may allow these competitors to discover important genes before we can. If we do not discover disease-predisposing genes, characterize their functions, develop genetic tests and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before our competitors, we could be adversely affected. Moreover, any molecular diagnostic tests that we may develop, in addition to the BRACAnalysis(R) test and the recently introduced CardiaRisk(R) test, could be made obsolete by less expensive or more effective tests or methods that may be developed in the future. We expect competition to intensify in the fields in which we are involved as technical advances occur in these fields and become more widely known.

   We also expect to encounter significant competition with respect to any drugs that may be developed using our technologies. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of therapeutic products prior to us or our collaborative partners may achieve a significant competitive advantage. We and our collaborative partners may not be able to develop such products successfully and we may not obtain patents covering such products that provide protection against competitors. Moreover, competitors may succeed in developing therapeutic products that circumvent our products, our competitors may succeed in developing technologies or products that are more effective than those developed by us and our collaborative partners or that would render our and our competitors' technologies or products less competitive or obsolete.

Governmental Regulation

   Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of our proposed products and services and in our ongoing research and development activities. Our molecular diagnostic and information services, as well as any therapeutic products which may be developed, will require regulatory approval by governmental agencies prior to commercialization. The establishment and operation of a genetic laboratory require regulatory approval and periodic compliance reviews. Various federal statutes and regulations also govern or influence the testing, manufacturing, safety, labeling, storage, record keeping, and marketing of these therapeutic products. The process of obtaining these approvals and the subsequent compliance with applicable statutes and regulations require the expenditure of substantial time and financial resources. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approval could have a material adverse effect on our business.

   Therapeutics. Under our current strategic alliances, our partners have the right to develop certain therapeutic products based on our gene discoveries. We also intend to develop independently therapeutic products based on gene discoveries that we have not licensed to partners. Such products will be subject to regulation by the FDA and foreign regulatory authorities and require approval before they may be clinically tested and commercially marketed for human therapeutic use in the United States and other countries. The precise regulatory requirements with which we and our corporate partners will have to comply are undergoing frequent revisions and refinement. It is also uncertain whether the clinical data generated in such studies will be acceptable to the FDA such that the FDA will approve the marketing of such products. In addition, obtaining FDA approval for therapeutic products is a costly and time consuming process.

   The steps required before a pharmaceutical agent may be marketed in the United States include:

  .  preclinical laboratory, in vivo and formulation studies;

  . the submission to the FDA of an Investigational New Drug, or IND, application, which must become effective before human clinical trials may commence;

  . adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug;

  .  the submission of a New Drug Application, or NDA, to the FDA; and

  . FDA approval of the NDA, including approval of all product labeling and advertising.

   The testing and approval process requires substantial time, effort, and financial resources and we cannot be certain that any approvals for any of our products will be granted on a timely basis, if at all.

   Human clinical trials are typically conducted in three sequential phases which may overlap:

  . PHASE I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

  . PHASE II: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

  . PHASE III: When Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites.

   In the case of products for severe or life-threatening diseases such as cancer, the initial human testing is often conducted in patients rather than in healthy volunteers. Since these patients already have the target disease, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials and thus these trials are frequently referred to as Phase I/II trials. We cannot be certain that we or any of our partners will successfully complete Phase I, Phase II or Phase III testing of any compound within any specific time period, if at all. Furthermore, the FDA or the sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

   The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of a NDA. The FDA may deny a NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

   On November 21, 1997, President Clinton signed into law the Food and Drug Administration Modernization Act. That Act codified the FDA's policy of granting "fast track" approval for therapies intended to treat severe or life-threatening diseases. This new policy is intended to facilitate the study of life saving therapies and shorten the total time for marketing approvals; however, there can be no assurance that these fast track procedures will shorten the time of approval for any of our products.

   Satisfaction of the above FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or indication. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our or our partners' activities. The FDA or any other regulatory agency may not grant any approvals on a timely basis, if at all. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals may have a material adverse effect on our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

   Any products manufactured or distributed by us or our partners pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with current good manufacturing practices, or cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the cGMP regulations and other FDA regulatory requirements.

   Molecular Diagnostics. Myriad Genetic Laboratories is subject to governmental regulation at the federal, state, and local levels as a clinical laboratory. Myriad Genetic Laboratories has received CLIA certification from the Department of Health and Human Services. On the state level, New York has implemented regulations concerning molecular diagnostic testing and we have received approval from the State of New York for both breast cancer susceptibility and hypertension/heart disease risk. We are aware of several other states that require licensing or registration of general clinical laboratory activities. We believe that we have taken all steps required of us in such jurisdictions in order for Myriad Genetic Laboratories to conduct business in those jurisdictions. However, we may not be able to maintain state level regulatory compliance in all states where Myriad Genetic Laboratories may do business. Failure to maintain state regulatory compliance, or changes in state regulatory schemes, could result in a substantial curtailment or even prohibition of Myriad Laboratories' clinical activities and could have a material adverse effect on our business.

   CLIA authorizes the Department of Health and Human Services to regulate clinical laboratories. These regulations, which affect us, mandate that all clinical laboratories be certified to perform testing on human specimens and provide specific conditions for certification. These regulations also contain guidelines for the qualification, responsibilities, training, working conditions and oversight of clinical laboratory employees. In addition, specific standards are imposed for each type of test which is performed in a laboratory. CLIA and the regulations promulgated thereunder are enforced through quality inspections of test methods, equipment, instrumentation, materials and supplies on a periodic basis. Any change in CLIA or these regulations or in the interpretation thereof could have a material adverse effect on our business.

   Our business is also subject to regulation under state and federal laws regarding environmental protection and hazardous substances control, including the Occupational Safety and Health Act, the Environmental Protection Act, and the Toxic Substance Control Act. We believe that we are in material compliance with these and other applicable laws and that our ongoing compliance will not have a material adverse effect on our business. However, statutes or regulations applicable to our business may be adopted which impose substantial additional costs to assure compliance or otherwise materially adversely affect our operations.

Human Resources

   As of February 29, 2000, we had 290 full-time equivalent employees, including 37 persons holding doctoral degrees and three medical doctors. Most of our employees are engaged directly in research, development, production and marketing activities. We believe that the success of our business will depend, in part, on our ability to attract and retain qualified personnel.

   Our employees are not covered by a collective bargaining agreement, and we consider our relations with our employees to be good.

Facilities

   Our headquarters and facilities are located in Salt Lake City, Utah. We currently lease a 92,000 square foot building dedicated to research and development, administration and laboratory space which has received federal certification under CLIA to serve as a genetic predisposition testing laboratory. Activity related to our research and molecular diagnostics segments is performed at this location. Additionally, we lease 6,440 square feet for various research support functions. The lease on our primary facility has a term of ten years, and provides for a renewal option for a term of up to ten additional years.

   We believe that our existing facilities and equipment are well maintained and in good working condition. We believe our current facilities will provide adequate capacity for the foreseeable future. We continue to make investments in capital equipment as needed to meet the research requirements of our collaborative agreements, our lead compound development requirements, and the anticipated demand for our molecular diagnostic tests.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

 Name                                 Age   Position
 ----                                 ---   --------
 John J. Horan (1)................... 79    Chairman of the Board of Directors
 Walter Gilbert, Ph.D. (1)(2)........ 67    Vice Chairman of the Board of Directors
 Peter D. Meldrum.................... 52    President, Chief Executive Officer, Director
 Mark H. Skolnick, Ph.D.............. 54    Chief Scientific Officer, Executive Vice
                                            President of Research and Development, Director
 Gregory C. Critchfield, M.D......... 48    President, Myriad Genetic Laboratories, Inc.
 Adrian N. Hobden, Ph.D.............. 47    President, Myriad Pharmaceuticals, Inc.
 Jay M. Moyes........................ 46    Chief Financial Officer, Vice President of
                                            Finance
 Arnold Oliphant, Ph.D............... 40    Vice President Research, Functional Genomics
 Christopher L. Wight................ 41    Vice President, General Counsel
 Arthur H. Hayes, Jr., M.D. (2)...... 66    Director
 Dale A. Stringfellow, Ph.D. (1)(2).. 55    Director
 Alan J. Main, Ph.D.................. 46    Director
 Michael J. Berendt, Ph.D............ 51    Director
 Linda S. Wilson, Ph.D............... 63    Director

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

   John J. Horan. Mr. Horan has served as the Chairman of the Board of our Board of Directors since joining it in November 1992. Mr. Horan also served as the Chairman of the Board and Chief Executive Officer of Merck & Co., Inc. from 1975 through 1985. Mr. Horan held a variety of positions with Merck from 1952 until his retirement from the Merck Board in 1993. He has also served on the board of directors of General Motors Corporation, J.P. Morgan, Inc., Morgan Guaranty Bank, NCR Corporation, Burlington Mills, Celgene Corporation, PathoGenesis Corporation, and as Chairman of Atrix Laboratories, Inc. Mr. Horan is a past Chairman of the Pharmaceutical Manufacturers Association and a Director of the Robert Wood Johnson Foundation.

   Walter Gilbert, Ph.D. Dr. Gilbert has served as the Vice Chairman of the Board of our Board of Directors since our inception. Dr. Gilbert joined us as a founding scientist in March 1992. Dr. Gilbert won the Nobel Prize in Chemistry in 1980 for his contributions to the development of DNA sequencing technology. He was a founder of Biogen, Inc. and its Chairman of the Board and Chief Executive Officer from 1981 to 1985. He has held professorships at Harvard University in the Departments of Physics, Biophysics, Biology, Biochemistry and Molecular Biology, and Molecular and Cellular Biology. He presently holds the Carl M. Loeb University Professorship at Harvard University.

   Peter D. Meldrum. Mr. Meldrum has served as a director since our inception in May 1991 and has served as our President and Chief Executive Officer since November 1991. Prior to joining us he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He received his M.B.A. degree from the University of Utah in 1974 and his B.S. degree in Chemical Engineering from the University of Utah in 1970.

   Mark H. Skolnick, Ph.D. Dr. Skolnick is one of our scientific founders. He has served as a Director and as our Executive Vice President of Research and Development since our inception in 1991, and has served as Chief Scientific Officer since 1997. Dr. Skolnick and several colleagues were the first to conceive of using restriction fragment length polymorphism technology as genetic markers, a breakthrough that underpins the Human Genome Project. He received his Ph.D. in Genetics from Stanford University in 1975, and his B.A. degree in Economics from the University of California at Berkeley in 1968.

   Gregory C. Critchfield, M.D. Dr. Critchfield has served as President of Myriad Genetic Laboratories, Inc., our wholly owned subsidiary, since he joined us in July 1998. Dr. Critchfield previously served as Senior Vice President, Chief Medical and Science Officer of Quest Diagnostics (formerly Corning Clinical Laboratories). Prior to Quest Diagnostics, Dr. Critchfield was Director of Clinical Pathology for Intermountain Health Care. Dr. Critchfield received his M.D. from the University of Utah and his M.S. in Biophysical Sciences from the University of Minnesota. He is Board Certified in Clinical Pathology.

   Adrian N. Hobden, Ph.D. Dr. Hobden has served as President of Myriad Pharmaceuticals, Inc., our wholly owned subsidiary, since he joined us in October 1998. Dr. Hobden previously served as Director, Global Biotechnology Ventures with Glaxo Wellcome Inc. During Dr. Hobden's 17-year tenure with Glaxo, he held several senior management positions, including heading the Genetics, Molecular Science and Pharmacology research department before undertaking the directorship. Dr. Hobden received his Ph.D. from Leicester University in Microbiology/Molecular Biology and his B.A degree in Biochemistry from Cambridge University.

   Jay M. Moyes. Mr. Moyes has served as our Vice President of Finance since July 1993 and as our Chief Financial Officer since June 1996. He served as Vice President of Finance and Chief Financial Officer of Genmark, Inc. from 1991 through July 1993. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. degree from the University of Utah, a B.A. degree in Economics from Weber State University, and is a Certified Public Accountant.

   Arnold Oliphant, Ph.D. Dr. Oliphant has served as our Vice President Research, Functional Genomics since June 1996. He joined us in February 1995 and served as a Senior Scientist and later a Program Manager directing our technology development program before being named to his current position. Prior to joining us, Dr. Oliphant led the assay development team for Pioneer Hi-Bred, a major agricultural genetics company. He received his Ph.D. in Genetics from the Harvard Medical School and his B.S. degree in Biology from the University of Utah.

   Christopher L. Wight. Mr. Wight has served as Vice President, General Counsel since November 1999. Mr. Wight joined us as General Counsel in August 1998. Prior to joining us, he was Director of Intellectual Property of Immunex Corporation, where he worked for ten years. Mr. Wight received his J.D. degree from the J. Reuben Clark Law School at Brigham Young University in 1985, and his B.A. degree in Chemistry from Brigham Young University in 1982.

   Arthur H. Hayes, Jr., M.D. Dr. Hayes has served as a Director since November 1992. He served as Commissioner of the U.S. Food and Drug Administration from 1981 to 1983. Since 1991 he has served as the President and Chief Executive Officer of Mediscience Associates. From 1986 to 1991, Dr. Hayes served as the President and Chief Executive Officer of EM Pharmaceuticals, Inc., the United States affiliate of E. Merck of Darmstadt, Germany. He also served as Provost and Dean of New York Medical College from 1983 to 1986. Dr. Hayes currently serves as the Vice Chairman and Medical Director of Nelson Communications, Inc. Dr. Hayes serves on the board of directors of the following publicly traded companies: Napro Biotherapeutics, Inc., Celgene Corporation, and Premier Research Worldwide, Inc. He also serves on the board of directors of the Macy Foundation and is the Chairman of the Council on Family Health.

   Dale A. Stringfellow, Ph.D. Dr. Stringfellow has served as a Director since December 1991. He has been President of Berlex BioSciences, a wholly owned subsidiary of Schering AG, since June 1995. Prior to that he was President, Chief Executive Officer and a director of Celtrix Pharmaceuticals from July 1990 until April 1995. In addition, Dr. Stringfellow has held other positions, including Vice President and Senior Director of Preclinical Cancer Research at Bristol-Myers Squibb Co.; Research Head, Cancer Virology and Cellular Biology Research at Upjohn Company; and Vice President, Research and Development at Collagen Corporation.

   Alan J. Main, Ph.D. Dr. Main has served as a Director since April 1995. He is President and Chief Executive Officer of Coelacanth Corporation located in East Windsor, New Jersey. Prior to this position, Dr.

Main was Senior Vice-President of Research at Novartis Pharmaceuticals Corporation from 1997 to 1999. He received his B.Sc. degree with honors in Chemistry from the University of Aberdeen, Scotland in 1975 and his Ph.D. in Organic Chemistry from the University of Liverpool, England in 1978. He is a Fellow of the Royal Chemical Society and currently serves as Chairman of the Research and Development Council of New Jersey.

   Michael J. Berendt, Ph.D. Dr. Berendt has served as a Director since February 1997. He is currently serving as Senior Vice President,
Pharmaceutical Research at Bayer Corporation, located in West Haven, Connecticut. Dr. Berendt has been with Bayer since 1993 and has served as Director and subsequently Vice President of Bayer's Institute for Bone & Joint Disorders and Cancer. He received his Doctorate in Microbiology/Immunology at Hahnemann Medical University. Dr. Berendt also serves on the board of directors of Onyx Pharmaceuticals, Inc. and Waters Corporation.

   Linda S. Wilson, Ph.D. Dr. Wilson has served as a Director since October 1999. She served as President of Radcliffe College, Cambridge, Massachusetts from 1989 to 1999. Dr. Wilson has also served as Vice President for Research, University of Michigan, and as Associate Vice Chancellor for Research and Associate Dean of the Graduate College, University of Illinois. Dr. Wilson is a member of the Institute of Medicine of the National Academy of Sciences. After serving seven years as Trustee, she is now an Honorary Trustee of the Massachusetts General Hospital. She currently serves on the board of directors for Citizens Financial Group, Inc.; INACOM, Inc.; Value Line, Inc. and ICANN (the Internet Corporation for assigned Names and Numbers). She is also a Trustee of the Committee on Economic Development. Dr. Wilson received her Ph.D. in Chemistry from the University of Wisconsin and her B.A. degree from Newcomb College, Tulane University.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to Myriad Genetics with respect to the beneficial ownership of our common stock as of February 29, 2000 by: (i) all persons known to Myriad Genetics to be beneficial owners of five percent (5%) or more of our common stock, (ii) each of our Directors,
(iii) each of our executive officers, and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock subject to convertible securities that are currently exercisable or convertible or which will become exercisable or convertible within 60 days of February 29, 2000 are deemed to be beneficially owned by the person holding such options for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based upon such information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.

                                                                 Percentage
                                                                  of Shares
                                                                Beneficially
                                                  Number of     Owned (1) (2)
                                                    Shares    -----------------
                                                 Beneficially Prior to  After
Beneficial Owner                                  Owned (1)   Offering Offering
----------------                                 ------------ -------- --------
Forstmann-Leff Associates, LLC (3).............     791,781      7.7%    6.4%
Wanger Asset Management L.P. (4)...............     724,100      7.0%    5.9%
Bayer Corporation..............................     588,235      5.7%    4.8%
Peter Friedli (5)..............................     648,750      6.3%    5.2%
Peter D. Meldrum (6)...........................     210,768      2.0%    1.7%
Mark H. Skolnick, Ph.D. (7)....................     529,442      5.1%    4.2%
Gregory C. Critchfield M.D. (8)................      16,000        *       *
Adrian N. Hobden Ph.D. (9).....................      20,804        *       *
Walter Gilbert, Ph.D. (10).....................     190,970      1.8%    1.5%
John J. Horan (8)..............................      75,714        *       *
Arthur H. Hayes, M.D. (8)......................      44,000        *       *
Dale A. Stringfellow, Ph.D. (8)................      19,371        *       *
Jay Moyes (11).................................      43,172        *       *
Arnold Oliphant (8)............................      10,674        *       *
Christopher L. Wight (8).......................      16,000        *       *
Alan J. Main, Ph.D.............................           0      --      --
Michael J. Berendt, Ph.D.......................           0      --      --
Linda S. Wilson, Ph.D..........................           0      --      --
All executive officers and directors as a group
 (14 persons)(12)..............................   1,176,915     10.9%    9.2%

--------
 *  Less than one percent.
 (1) Percentage of beneficial ownership is calculated assuming 10,340,956 shares of common stock were outstanding as of February 29, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
 (2) This table is based upon information supplied to Myriad Genetics by executive officers, directors and principal stockholders. The address of each officer and director identified in this table is that of Myriad Genetics executive offices, 320 Wakara Way, Salt Lake City, UT 84108.
 (3) This information is based solely on a Schedule 13F filed on February 3, 2000 with the Securities and Exchange Commission for the quarter ended December 31, 1999. Consists of 213,231 shares of common stock over which Forstmann-Leff Associates, LLC ("Forstmann") has sole investment discretion and 578,550 shares of common stock over which Forstmann shares investment discretion.
 (4) This information is based solely on a Schedule 13F filed on February 1, 2000 with the Securities and Exchange Commission for the quarter ended December 31, 1999. Wanger Asset Management L.P. has shared investment discretion over all such shares.
 (5) Includes shares held by Inventure, Inc., Joyce, Ltd., Pine, Inc., and Spring Technology Corp., in each of which Mr. Friedli has a controlling interest. Also includes a currently exercisable warrant to purchase 17,750 shares of common stock.
 (6) Includes 48,000 shares of common stock subject to currently exercisable options.
 (7) Includes shares held directly by Dr. Skolnick and his wife, shares held by a family limited partnership of which Dr. Skolnick is a general partner, as well as shares held by certain family members. Also includes 128,371 shares of common stock subject to currently exercisable options.
 (8) Consists of shares of common stock subject to currently exercisable options.
 (9) Includes 16,804 shares of common stock subject to currently exerciseable options.
(10) Includes 76,485 shares of common stock owned by Dr. Gilbert's wife, as to which Dr. Gilbert disclaims beneficial ownership. Also includes 38,000 shares of common stock subject to currently exercisable options.
(11) Includes shares held directly by Mr. Moyes and his children. Also includes 41,014 shares of common stock subject to currently exercisable options.
(12) Includes 461,750 shares of common stock subject to currently exercisable options.

   To our knowledge, each beneficial owner of more than 10% of our capital stock filed all reports and reported all transactions on a timely basis with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and us.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an Underwriting Agreement, the Underwriters named below (the "Underwriters"), for whom Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., Dain Rauscher Incorporated and Tucker Anthony Incorporated are serving as Representatives (the "Representatives"), have severally agreed to purchase, and Myriad Genetics has agreed to sell to the Underwriters, severally, the respective numbers of shares of common stock set forth opposite the names of such Underwriters below:

                                                                       Number of
     Name                                                               Shares
     ----                                                              ---------
     Morgan Stanley & Co. Incorporated................................
     CIBC World Markets Corp. ........................................
     Dain Rauscher Incorporated.......................................
     Tucker Anthony Incorporated......................................
                                                                       ---------
       Total.......................................................... 2,000,000
                                                                       =========

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of common stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

   The Underwriters initially propose to offer part of the shares of common stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $ per share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $ per share to other Underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the Representatives.

   Pursuant to the Underwriting Agreement, Myriad Genetics has granted to the Underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 300,000 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all Underwriters in the preceding table.

   Myriad Genetics and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   Myriad Genetics has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not offer, sell, contract to sell, or otherwise dispose of any shares of common stock, for a period of 90 days after the date of this prospectus, other than any shares of common stock issued upon the exercise of options or warrants, rights to acquire shares issued pursuant to equipment or lease financing activities in the ordinary course of Myriad Genetics' business. In addition, in connection with the offering, Myriad Genetics (subject to certain exceptions) and its executive officers and directors who will beneficially own an aggregate of approximately shares of common stock after the offering, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from Myriad Genetics) or (b) enter into any swap or similar arrangement that transfers, in whole or in part, the economic risk of ownership of the common stock, whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of such common stock or such other securities, in cash or otherwise, for a period of 90 days after the date of this prospectus, other than (i) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering or
(ii) with the prior written consent of Morgan Stanley & Co. Incorporated.

   In order to facilitate the offering of the common stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the Underwriters may bid for and purchase shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

   The Underwriters and dealers may engage in passive market making transactions in the common stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making, and may end passive market making activities at any time.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for Myriad Genetics, Inc. by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Certain attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. beneficially own an aggregate of 1,500 shares of common stock of Myriad Genetics, Inc. Certain legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements of Myriad Genetics, Inc. as of June 30, 1999 and 1998, and for each of the years in the three-year period ended June 30, 1999 have been incorporated by reference and included herein and in the registration statement from Myriad Genetic's Annual Report on Form 10-K for the year ended June 30, 1999 in reliance on the report of KPMG LLP, independent auditors, incorporated by reference and included herein, and upon the authority of said firm, as experts in accounting and auditing.

                        WHERE TO FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov. Reports, proxy statements and other information concerning us is also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C., 20006.

   This prospectus is part of a Registration Statement on Form S-3 (Registration No. 333-31734) we filed with the SEC. The SEC permits us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (File No. 0-26642). We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus until the termination of this offering.

   1. Annual Report on Form 10-K for the year ended June 30, 1999, filed on September 28, 1999;

   2. Definitive Proxy Statement, filed on October 15, 1999;

   3. Quarterly Report on Form 10-Q, for the quarter ended September 30, 1999, filed on November 15, 1999;

   4. Quarterly Report on Form 10-Q, for the quarter ended December 31, 1999, filed on February 14, 2000; and

   5. The description of the common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 17, 1995, including any amendments or reports filed for the purpose of updating such description.

   If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Director of Corporate Communications, Myriad Genetics, Inc., at our offices located at 320 Wakara Way, Salt Lake City, UT 84108, (801) 584-3600.

                             MYRIAD GENETICS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................  F-2

Consolidated Balance Sheets as of December 31, 1999 (unaudited), and as of June 30, 1999 and June 30, 1998......................................  F-3

Consolidated Statements of Operations for the six month periods ended
 December 31, 1999 (unaudited) and December 31, 1998 (unaudited), and for the years ended June 30, 1999, June 30, 1998 and June 30, 1997..........  F-4

Consolidated Statements of Stockholders' Equity and Comprehensive Loss
 for the six month period ended December 31, 1999 (unaudited), and for the years ended June 30, 1999, June 30, 1998 and June 30, 1997..........  F-5

Consolidated Statements of Cash Flows for the six month periods ended
 December 31, 1999 (unaudited) and December 31, 1998 (unaudited), and for the years ended June 30, 1999, June 30, 1998 and June 30, 1997..........  F-7

Notes to Consolidated Financial Statements...............................  F-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Myriad Genetics, Inc.:

   We have audited the accompanying consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries, as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Myriad Genetics, Inc. and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Salt Lake City, Utah
September 8, 1999

                     MYRIAD GENETICS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              June 30,
                                         December 31,  ------------------------
                                             1999         1999         1998
                                         ------------  -----------  -----------
                                         (Unaudited)
                Assets
Current assets:
  Cash and cash equivalents............  $ 27,679,996    5,404,944   14,595,034
  Marketable investment securities
   (note 2)............................    16,940,184    4,477,138   16,267,156
  Prepaid expenses.....................       911,778      622,700      266,679
  Trade accounts receivable, less
   allowance for doubtful accounts of
   $108,847 at December 31, 1999
   (unaudited), $73,439 at June 30,
   1999 and $66,000 at June 30, 1998...     1,798,478    1,322,950      471,327
  Other receivables....................       113,449    1,855,696      117,053
                                         ------------  -----------  -----------
    Total current assets...............    47,443,885   13,683,428   31,717,249
                                         ------------  -----------  -----------
Equipment and leasehold improvements:
  Equipment............................    14,129,785   13,351,229   16,049,721
  Leasehold improvements...............     3,951,776    3,520,253    2,288,241
                                         ------------  -----------  -----------
                                           18,081,561   16,871,482   18,337,962
  Less accumulated depreciation and
   amortization........................     8,242,006    6,871,981    5,902,926
                                         ------------  -----------  -----------
    Net equipment and leasehold
     improvements......................     9,839,555    9,999,501   12,435,036
Long-term marketable investment
 securities (note 2)...................    15,422,327   29,044,377   22,247,303
Other assets...........................     1,156,408      823,634      992,384
                                         ------------  -----------  -----------
                                         $ 73,862,175   53,550,940   67,391,972
                                         ============  ===========  ===========
 Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable.....................  $  3,426,068    2,917,810    5,121,279
  Accrued liabilities..................     2,317,545    1,754,634    1,938,722
  Deferred revenue.....................    12,629,422      662,760    2,722,115
  Current portion of notes payable
   (note 3)............................           --           --       128,843
                                         ------------  -----------  -----------
                                           18,373,035    5,335,204    9,910,959
                                         ------------  -----------  -----------
Commitments and contingencies (notes 4,
 7, and 9)
Stockholders' equity (notes 2, 5, 6,
 and 10):
  Preferred stock, $0.01 par value.
   Authorized 5,000,000 shares; No
   shares issued and outstanding.......           --           --           --
  Common stock, $0.01 par value.
   Authorized 15,000,000 shares; issued
   and outstanding 10,284,349 at
   December 31, 1999 (unaudited),
   9,428,732 at June 30, 1999, and
   9,337,501 shares at June 30, 1998...       102,843       94,287       93,375
  Additional paid-in capital...........   103,592,079   92,377,949   91,907,034
  Accumulated other comprehensive
   income (loss).......................       (85,715)     (68,846)       1,477
  Deferred compensation................      (111,945)    (247,774)    (576,446)
  Accumulated deficit..................   (48,008,122) (43,939,880) (33,944,427)
                                         ------------  -----------  -----------
  Stockholders' equity.................    55,489,140   48,215,736   57,481,013
                                         ------------  -----------  -----------
                                         $ 73,862,175   53,550,940   67,391,972
                                         ============  ===========  ===========

          See accompanying notes to consolidated financial statements.

                     MYRIAD GENETICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          For the six months ended
                                December 31,                Years ended June 30,
                          -------------------------- -------------------------------------
                              1999         1998         1999         1998         1997
                          ------------  ------------ -----------  -----------  -----------
                                (Unaudited)
Research revenue........  $ 11,503,517    9,183,028   20,093,057   20,999,598   14,732,054
Molecular diagnostic
 revenue................     3,638,157    2,124,429    5,220,349    2,210,983      504,045
                          ------------  -----------  -----------  -----------  -----------
    Total revenues......    15,141,674   11,307,457   25,313,406   23,210,581   15,236,099
Costs and expenses:
  Molecular diagnostic
   cost of revenue......     1,792,087    1,381,808    3,066,354    1,391,368      340,461
  Research and
   development expense..    11,992,270   11,499,295   23,452,220   23,002,340   18,580,229
  Selling, general, and
   administrative
   expenses.............     6,375,930    5,315,717   11,105,520   11,807,023    8,755,217
                          ------------  -----------  -----------  -----------  -----------
    Total cost and
     expenses...........    20,160,287   18,196,820   37,624,094   36,200,731   27,675,907
                          ------------  -----------  -----------  -----------  -----------
Operating loss..........    (5,018,613)  (6,889,363) (12,310,688) (12,990,150) (12,439,808)
Other income (expense):
  Interest income.......     1,310,453    1,275,690    2,348,827    3,223,683    3,414,379
  Interest expense......           --        (6,278)      (6,278)     (32,681)     (66,661)
  Other.................      (360,082)      67,190      (27,314)       2,113     (114,190)
                          ------------  -----------  -----------  -----------  -----------
                               950,371    1,336,602    2,315,235    3,193,115    3,233,528
                          ------------  -----------  -----------  -----------  -----------
Net loss................  $ (4,068,242)  (5,552,761)  (9,995,453)  (9,797,035)  (9,206,280)
                          ============  ===========  ===========  ===========  ===========
Basic and diluted loss
 per common share.......  $      (0.42)       (0.59)       (1.06)       (1.05)       (1.03)
                          ============  ===========  ===========  ===========  ===========
Basic and diluted
 weighted average shares
 outstanding............     9,778,319    9,367,393    9,391,122    9,289,481    8,903,918
                          ============  ===========  ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                     MYRIAD GENETICS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             AND COMPREHENSIVE LOSS

                   Years ended June 30, 1999, 1998, and 1997
             and the six months ended December 31, 1999 (unaudited)

                                                        Accumulated
                                                           other
                           Common stock    Additional  comprehensive
                         -----------------  paid-in       income       Deferred   Accumulated  Comprehensive Stockholders'
                          Shares   Amount   capital       (loss)     compensation   deficit    income (loss)    equity
                         --------- ------- ----------  ------------- ------------ -----------  ------------- -------------
Balances at June 30,
 1996..................  8,702,215 $87,022 87,015,215     (67,865)    (1,907,513) (14,941,112)         --     70,185,747
Issuance of Common
 stock for Cash upon
 exercise of options
 and warrants..........    386,007   3,860    625,802         --             --           --           --        629,662
Issuance of common
 Stock for cash........      4,665      47     99,722         --             --           --           --         99,769
Issuance of common
 Stock for cash, net of
 Issuance costs of
 $133,703 (note 9).....    129,665   1,297  3,865,000         --             --           --           --      3,866,297
Amortization of
 Deferred
 compensation..........        --      --         --          --         530,533          --           --        530,533
Net loss...............        --      --         --          --             --    (9,206,280)  (9,206,280)   (9,206,280)
Unrealized gains on
 marketable Investment
 securities:
 Unrealized holding
  gains arising during
  period...............        --      --         --          --             --           --        27,819           --
 Less: classification
  adjustment for losses
  included in net
  loss.................        --      --         --          --             --           --        45,428           --
                                                                                                ----------
Other comprehensive
 income................        --      --         --       73,247            --           --        73,247        73,247
                                                                                                ----------
Comprehensive loss.....        --      --         --          --             --           --    (9,133,033)          --
                         --------- ------- ----------     -------     ----------  -----------   ==========    ----------
Balances at June 30,
 1997..................  9,222,552 $92,226 91,605,739       5,382     (1,376,980) (24,147,392)                66,178,975
Issuance of common
 stock for cash upon
 exercise of options
 and warrants..........    105,704   1,057    393,128         --             --           --                     394,185
Issuance of common
 stock for cash........      9,245      92    178,167         --             --           --                     178,259
Amortization of
 deferred
 compensation..........        --      --         --          --         530,534          --                     530,534
Forfeiture of deferred
 compensation..........        --      --    (270,000)        --         270,000          --                         --
Net loss...............        --      --         --          --             --    (9,797,035)  (9,797,035)   (9,797,035)
Unrealized gains
 (losses) on marketable
 investment securities:
 Unrealized holding
  gains arising during
  period...............        --      --         --          --             --           --        13,064           --
 Less: classification
  adjustment for gains
  included in net
  loss.................        --      --         --          --             --           --       (16,969)          --
                                                                                                ----------
Other comprehensive
 loss..................        --      --         --       (3,905)           --           --        (3,905)       (3,905)
                                                                                                ----------
Comprehensive loss.....        --      --         --          --             --           --    (9,800,940)          --
                         --------- ------- ----------     -------     ----------  -----------   ==========    ----------
Balance at June 30,
 1998..................  9,337,501 $93,375 91,907,034       1,477       (576,446) (33,944,427)                57,481,013
Issuance of Common
 stock for cash upon
 exercise of options
 and warrants..........     68,827     688    365,607         --             --           --                     366,295
Issuance of common
 stock for cash........     22,404     224    203,370         --             --           --                     203,594

                     MYRIAD GENETICS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    AND COMPREHENSIVE LOSS (Continued)

                   YEARS ENDED JUNE 30, 1999, 1998, AND 1997
             AND THE SIX MONTHS ENDED DECEMBER 31, 1999 (UNAUDITED)

                                                        Accumulated
                                                           other
                         Common stock     Additional   comprehensive
                      -------------------   paid-in       income       Deferred   Accumulated  Comprehensive Stockholders'
                        Shares    Amount    capital       (loss)     compensation   deficit    income (loss)    equity
                      ---------- -------- -----------  ------------- ------------ -----------  ------------- -------------
Amortization of
 deferred
 compensation.......         --       --          --          --        230,610           --                     230,610
Forfeiture of
 deferred
 compensation.......         --       --      (98,062)        --         98,062           --                         --
Net loss............         --       --          --          --            --     (9,995,453)   (9,995,453)  (9,995,453)
Unrealized losses on
 marketable
 Investment
 securities:
 Unrealized holding
  losses arising
  during period.....         --       --          --          --            --            --       (115,287)         --
 Less:
  classification
  adjustment for
  losses included in
  net loss..........         --       --          --          --            --            --         44,964          --
                                                                                                -----------
Other comprehensive
 loss...............         --       --          --      (70,323)          --            --        (70,323)     (70,323)
                                                                                                -----------
Comprehensive loss..         --       --          --          --            --            --    (10,065,776)         --
                      ---------- -------- -----------     -------      --------   -----------   ===========   ----------
Balances at June 30,
 1999...............   9,428,732 $ 94,287  92,377,949     (68,846)     (247,774)  (43,939,880)                48,215,736
Issuance of common
 stock for cash upon
 exercise of options
 and warrants
 (unaudited)........     184,451    1,844   1,646,327         --            --            --                   1,648,171
Issuance of common
 stock for cash, net
 of issuance costs
 of $526,287
 (unaudited)........     671,166    6,712   9,567,803         --            --            --                   9,574,515
Amortization of
 deferred
 compensation
 (unaudited)........         --       --          --          --        135,829           --                     135,829
Net loss for the six
 months ended
 December 31, 1999
 (unaudited)........         --       --          --          --            --     (4,068,242)   (4,068,242)  (4,068,242)
Unrealized losses on
 marketable
 investment
 securities:
 Unrealized holding
  losses arising
  during period
  (unaudited).......         --       --          --          --            --            --        (63,913)         --
 Less:
  classification
  adjustment for
  losses included in
  net loss
  (unaudited).......         --       --          --          --            --            --         47,044          --
                                                                                                -----------
Other comprehensive
 loss (unaudited)...         --       --          --      (16,869)          --            --        (16,869)     (16,869)
                                                                                                -----------
Comprehensive loss
 (unaudited)........         --       --          --          --            --            --     (4,085,111)         --
                      ---------- -------- -----------     -------      --------   -----------   ===========   ----------
Balance at December
 31, 1999
 (unaudited)........  10,284,349 $102,843 103,592,079     (85,715)     (111,945)  (48,008,122)                55,489,140
                      ========== ======== ===========     =======      ========   ===========                 ==========

          See accompanying notes to consolidated financial statements.

                     MYRIAD GENETICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          For the six months ended
                                December 31,                   Years ended June 30,
                         ---------------------------  ----------------------------------------
                             1999           1998          1999          1998          1997
                         -------------  ------------  ------------  ------------  ------------
                                (Unaudited)
Cash flows from
 operating activities:
 Net loss..............  $  (4,068,242)   (5,552,761)   (9,995,453)   (9,797,035)   (9,206,280)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities:
 Depreciation and
  amortization.........      1,565,663     1,750,082     3,223,779     3,272,936     2,505,479
 Loss (gain) on sale of
  equipment............        313,038        91,993       (17,650)       14,856        68,762
 Loss (gain) on sale of
  investment
  securities...........         47,044       (79,592)       44,964       (16,969)       45,428
 Bad debt expense......         35,410        21,000         7,439        66,000           --
 Changes in operating
  assets:
  Trade receivables....       (510,936)     (333,159)     (859,062)     (354,161)     (183,166)
  Prepaid expenses.....       (289,079)     (455,370)     (356,021)      179,581      (357,837)
  Other receivables....      1,742,247        36,800    (1,738,643)      177,914      (215,901)
  Other assets.........       (332,774)       84,375           --       (941,405)       (9,283)
  Accounts payable and
   accrued
   liabilities.........      1,071,169    (2,146,413)   (2,387,557)    3,346,712       733,213
  Deferred revenue.....     11,966,662      (987,429)   (2,059,355)   (2,977,312)       38,051
                         -------------  ------------  ------------  ------------  ------------
   Net cash provided by
    (used in) operating
    activities.........     11,540,202    (7,570,474)  (14,137,559)   (7,028,883)   (6,581,534)
                         -------------  ------------  ------------  ------------  ------------
Cash flows from
 investing activities:
 Proceeds from sale of
  equipment............            --      3,554,379     3,604,579         4,133        68,424
 Capital expenditures..     (1,582,927)   (1,897,878)   (3,975,813)   (3,185,906)   (4,727,121)
 Purchase of investment
  securities held-to-
  maturity.............     (2,126,628)   (2,303,472)  (17,462,407) (117,237,699) (111,098,966)
 Maturities of
  investment securities
  held-to-maturity.....      4,647,118    11,319,431    20,001,804   117,100,138   127,713,265
 Purchase of investment
  securities available-
  for-sale.............   (177,681,140) (165,642,690) (274,244,194) (723,380,886) (471,745,972)
 Sale of investment
  securities available-
  for-sale.............    176,255,741   164,997,319   276,582,454   724,018,727   472,924,917
                         -------------  ------------  ------------  ------------  ------------
   Net cash provided by
    (used in) investing
    activities.........       (487,836)   10,027,089     4,506,423    (2,681,493)   13,134,547
                         -------------  ------------  ------------  ------------  ------------
Cash flows from
 financing activities:
 Payments of notes
  payable..............            --       (128,843)     (128,843)     (342,797)     (308,658)
 Net proceeds from
  issuance of common
  stock................     11,222,686       380,039       569,889       572,444     4,595,728
                         -------------  ------------  ------------  ------------  ------------
   Net cash provided by
    financing
    activities.........     11,222,686       251,196       441,046       229,647     4,287,070
                         -------------  ------------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents...........     22,275,052     2,707,811    (9,190,090)   (9,480,729)   10,840,083
Cash and cash
 equivalents at
 beginning of period...      5,404,944    14,595,034    14,595,034    24,075,763    13,235,680
                         -------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents at end of
 period................  $  27,679,996    17,302,845     5,404,944    14,595,034    24,075,763
                         =============  ============  ============  ============  ============
Supplemental disclosure
 of cash flow
 information--
 Interest paid.........  $         --          6,278         6,278        32,681        66,678
Supplemental
 disclosures of noncash
 investing and
 financing activities:
 Decrease in additional
  paid-in capital as a
  result of forfeitures
  of stock options.....  $         --        (98,062)      (98,062)     (270,000)          --
 Fair value adjustment
  on marketable
  investment securities
  (charged) credited to
  stockholders'
  equity...............        (16,869)      (36,007)      (70,323)       (3,905)       73,247

          See accompanying notes to consolidated financial statements.

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) ORGANIZATION AND BUSINESS DESCRIPTION

   Myriad Genetics, Inc. (the "Company") is a genomics company focused on the development of therapeutic and diagnostic products based on the discovery of major common human disease genes and their biological pathways. The Company utilizes analyses of extensive family histories and genetic material, as well as a number of proprietary technologies, to identify inherited gene mutations which increase the risk to individuals of developing these diseases. The discovery of disease-predisposing genes and their biochemical pathways provides the Company with three significant commercial opportunities: (i) the development and marketing of molecular diagnostic and information services,
(ii) the marketing of subscriptions to the ProNet(R) database of protein interactions, and (iii) the development of therapeutic products for the treatment and prevention of major diseases associated with these genes and their biochemical pathways. The Company's operations are located in Salt Lake City, Utah.

   (b) PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements presented herein include the accounts of Myriad Genetics, Inc., and its wholly owned subsidiaries Myriad Genetic Laboratories, Inc., Myriad Pharmaceuticals, Inc. and Myriad Financial, Inc. All intercompany amounts have been eliminated in consolidation.

   (c) CASH EQUIVALENTS

   Cash equivalents of $1,595,446 and $9,979,106 at June 30, 1999 and 1998,
respectively, consist of short-term securities. The Company considers all highly liquid debt instruments with maturities at date of purchase of 90 days or less to be cash equivalents.

   (d) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

   Equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method based on the lesser of estimated useful lives of the related assets or lease terms. Equipment and leasehold improvements have depreciable lives which range from five to seven years.

   (e) INCOME TAXES

   Income taxes are recorded using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (f) REVENUE RECOGNITION

   The Company recognizes revenue from research contracts in accordance with the terms of the contract and the related research activities undertaken. This includes recognizing research revenue from research contracts over time as research is performed using the percentage-of-completion method based on costs incurred relative

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         June 30, 1999, 1998, and 1997
(Information as of December 31, 1999 and for the six months ended December 31,
                          1999 and 1998 is unaudited)

to total estimated contract costs. Payments to the Company under these agreements cover the Company's direct costs and an allocation for overhead and general and administrative expenses. Payments received on uncompleted long-term research contracts may be greater than or less than incurred costs and estimated earnings and have been recorded as other receivables or deferred revenues in the accompanying consolidated balance sheets. Molecular diagnostic revenue is recognized upon completion of the test and communication of results. Payments received in advance of molecular diagnostic work performed are recorded as deferred revenue.

   (g) Net Loss Per Common and Common Equivalent Share

   Loss per common share is computed based on the weighted-average number of common shares and, as appropriate, dilutive potential common shares outstanding during the period. Stock options are considered to be potential common shares.

   Basic loss per common share is the amount of loss for the period available to each share of common stock outstanding during the reporting period. Diluted loss per share is the amount of loss for the period available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period.

   In calculating loss per common and common-equivalent share the net loss and the weighted average common and common-equivalent shares outstanding were the same for both the basic and diluted calculation.

   For the years ended June 30, 1999, 1998, and 1997, there were antidilutive potential common shares of 2,072,165, 2,068,720, and 1,390,917, respectively. Accordingly, these potential common shares were not included in the computation of diluted earnings per share, for the years presented, but may be dilutive to future basic and diluted earnings per share.

   (h) Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   (i) Marketable Investment Securities

   The Company accounts for marketable investment securities by grouping them into one of two categories: held-to-maturity or available-for-sale. Held-to-maturity securities are those securities that the Company has the ability and intent to hold until maturity. All other securities are classified as available-for-sale.

   Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Available-for-sale securities are recorded at fair value. Unrealized holdings gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

   Gains and losses on investment security transactions are reported on the specific-identification method. Dividend and interest income are recognized when earned. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 iS UNAUDITED)

establishes a new-cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method.

   (j) FAIR VALUE DISCLOSURE

   At June 30, 1999, the book value of the Company's financial instruments approximates fair value except as disclosed in note 2.

   (k) STOCK-BASED COMPENSATION

   The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS
123). SFAS 123 permits entities to adopt a fair value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock based compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to apply the provisions of APB 25 and provide pro forma disclosures required by SFAS 123.

   (l) OTHER ASSETS

   Other assets are comprised of a purchased customer list, patent, and security deposits. The customer list and patent were acquired in fiscal year 1998 and are stated at cost. Amortization of the customer list and patents are computed using the straight-line method over the estimated useful lives of the related assets, which range from four to nine years. Accumulated amortization related to the patent and customer list totaled $189,844 and $21,094 at June 30, 1999 and 1998, respectively. On an ongoing basis, management reviews the valuation of the customer list and patent to determine possible impairment by comparing the carrying value to undiscounted estimated future cash flows from the related assets.

   (m) OTHER RECEIVABLES

   At June 30, 1999, other receivables are comprised of costs in excess of research payments received of $1,682,420 and nontrade receivables of $173,276. At June 30, 1998 the entire balance was comprised of nontrade receivables.

   (n) ACCRUED LIABILITIES

   At June 30, 1999, accrued liabilities are comprised of accrued payroll of $690,221, accrued vacation of $498,670, and other accrued liabilities of $565,743. At June 30, 1998, the balance was comprised of accrued payroll of $615,664, accrued vacation of $396,296, and other accrued liabilities of $926,762.

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)


(2) MARKETABLE INVESTMENT SECURITIES

   The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale and held-to-maturity securities by major security type and class of security at June 30, 1999 and 1998, were as follows:

                                             Gross      Gross
                                           unrealized unrealized
                                Amortized   holding    holding
                                  cost       gains      losses   Fair value
                               ----------- ---------- ---------- ----------
   At June 30, 1999
   Held-to-maturity:
     U.S. government
      obligations............  $15,079,412     --      (153,713) 14,925,699
     Corporate bonds and
      notes..................    3,843,675      92       (1,266)  3,842,501
                               -----------   -----     --------  ----------
                               $18,923,087      92     (154,979) 18,768,200
                               ===========   =====     ========  ==========
   Available-for-sale:
     U.S. government
      obligations............  $ 6,767,578     --       (20,233)  6,747,345
     Mortgage-backed
      securities.............      123,104     --          (607)    122,497
     Corporate bonds and
      notes..................    7,590,354     561      (48,567)  7,542,348
     Certificate of deposit..      186,238     --           --      186,238
                               -----------   -----     --------  ----------
                               $14,667,274     561      (69,407) 14,598,428
                               ===========   =====     ========  ==========
   At June 30, 1998
   Held-to-maturity:
     U.S. government
      obligations............  $13,605,683   1,140      (21,591) 13,585,232
     Corporate bonds and
      notes..................    7,856,801     910      (10,113)  7,847,598
                               -----------   -----     --------  ----------
                               $21,462,484   2,050      (31,704) 21,432,830
                               ===========   =====     ========  ==========
   Available-for-sale:
     U.S. government
      obligations............  $ 3,806,744   1,460          --    3,808,204
     Domestic bank
      obligations............    1,009,885     740          --    1,010,625
     Foreign bank
      obligations............    7,021,725   1,469         (602)  7,022,592
     Mortgage-backed
      securities.............      979,672     --        (3,577)    976,095
     Corporate bonds and
      notes..................    4,050,440   3,157       (1,170)  4,052,427
     Certificate of deposit..      182,032     --           --      182,032
                               -----------   -----     --------  ----------
                               $17,050,498   6,826       (5,349) 17,051,975
                               ===========   =====     ========  ==========

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)

   Maturities of debt securities classified as available-for-sale and held-to-maturity are as follows at June 30, 1999. (Maturities of mortgage backed securities have been presented based upon estimated cash flows assuming no change in the current interest rate environment):

                                                           Amortized     Fair
                                                             cost       value
                                                          ----------- ----------
     Held-to-maturity:
       Due within one year............................... $ 3,843,675  3,842,501
       Due after one year through five years.............  15,079,412 14,925,699
                                                          ----------- ----------
                                                          $18,923,087 18,768,200
                                                          =========== ==========
     Available-for-sale:
       Due within one year............................... $   634,009    633,463
       Due after one year through five years.............  12,138,793 12,077,243
       Due after 10 years................................   1,894,472  1,887,722
                                                          ----------- ----------
                                                          $14,667,274 14,598,428
                                                          =========== ==========

(3) NOTES PAYABLE

   During 1995, the Company entered into equipment financing agreements with two commercial financial institutions. Under the agreements, the Company borrowed $1,232,292, at an interest rate of approximately 10.5%. Monthly payments were made over 48 months. The term of the financing agreement ended during fiscal 1999.

(4) LEASES

   The Company leases office and laboratory space and equipment under three noncancelable operating leases. Future minimum lease payments under these leases as of June 30, 1999 are as follows:

     Fiscal year ending:
       2000......................................................... $ 2,851,580
       2001.........................................................   2,818,308
       2002.........................................................   2,818,308
       2003.........................................................   2,322,600
       2004.........................................................   1,826,891
       Thereafter...................................................   6,582,136
                                                                     -----------
                                                                     $19,219,823
                                                                     ===========

   Rental expense was $1,855,679 in 1999, $1,282,308 in 1998, and $1,014,931
in 1997.

   The Company sold certain fixed assets for $3,551,784 in December of 1998. The assets were leased back from the purchaser over a period of four years. There was no gain or loss on this transaction and the resulting lease is being accounted for as an operating lease.

(5) STOCK-BASED COMPENSATION

   Prior to 1992, the Company granted nonqualified stock options to directors, employees, and other key individuals providing services to the Company. In 1992, the Company adopted the "1992 Employee, Director,

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)

and Consultant Fixed Stock Option Plan" and has reserved 2,000,000 shares of common stock for issuance upon the exercise of options that the Company plans to grant from time to time under this plan. The exercise price of options is equivalent to the estimated fair market value of the stock at the date of grant. The number of shares, terms, and exercise period are determined by the Board of Directors on an option-by-option basis. Options generally vest ratably over five years and expire ten years from date of grant. As of June 30, 1999, 17,373 shares are reserved for future grant under the 1992 plan. For financial statement presentation purposes, the Company has recorded as deferred compensation the excess of the deemed value of the common stock at the date of grant over the exercise price. The deferred compensation will be amortized ratably over the vesting period. Amortization expense was $230,610, $530,534, and $530,533 for the years ended June 30, 1999, 1998, and 1997, respectively.

   A summary of activity is as follows:

                                1999                1998                1997
                         ------------------- ------------------- -------------------
                                   Weighted-           Weighted-           Weighted-
                          Number    average   Number    average   Number    average
                            of     exercise     of     exercise     of     exercise
                          shares     price    shares     price    shares     price
                         --------- --------- --------- --------- --------- ---------
Options outstanding at
 beginning of year...... 1,642,477  $18.47   1,334,707  $17.08   1,288,925  $ 8.48
Plus options granted.... 1,077,593   10.62     492,600   19.82     486,156   28.82
Less:
  Options exercised.....    68,827    6.27      81,740    3.91     373,329    1.69
  Options canceled or
   expired..............   696,452   23.95     103,090   18.67      67,045   18.17
                         ---------           ---------           ---------
Options outstanding at
 end of year............ 1,954,791  $12.64   1,642,477  $18.47   1,334,707  $17.08
                         =========           =========           =========
Options exercisable at
 end of year............   722,480  $11.33     582,934  $12.24     438,784  $ 6.84
Weighted-average fair
 value of options
 granted during the
 year...................              6.00               12.01               19.04

   The following table summarizes information about fixed stock options outstanding at June 30, 1999:

                                     Options outstanding         Options exercisable
                              --------------------------------- ---------------------
                                Number     Weighted-              Number
                              outstanding   average   Weighted- exercisable Weighted-
                                  at       remaining   average      at       average
                               June 30,   contractual exercise   June 30,   exercise
   Range of exercise prices      1999        life       price      1999       price
   ------------------------   ----------- ----------- --------- ----------- ---------
   $.028--10.00............      594,669      6.3      $ 6.25     364,517    $ 4.52
    10.25--15.00...........      853,622      8.8       10.85     157,016     10.25
    15.30--25.00...........      326,500      8.2       20.85     120,280     22.51
    26.00--40.25...........      180,000      7.9       27.33      80,667     27.54
                               ---------                          -------
    .028--40.25............    1,954,791      7.8       12.64     722,480     11.33
                               =========                          =======

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)

   The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net loss and loss per share would have been changed to the following pro forma amounts:

                                               1999        1998        1997
                                            ----------- ----------- -----------
   Net loss:
     As reported........................... $ 9,995,453 $ 9,797,035 $ 9,206,280
     Pro forma.............................  14,585,479  13,590,274  10,837,607

   Basic and diluted loss per share:
     As reported...........................        1.06        1.05        1.03
     Pro forma.............................        1.55        1.46        1.22

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999, 1998, and 1997, respectively: risk-free interest rates of 4.8%, 5.5%, and 6.4%; expected dividend yields of 0% for all years; expected lives of 4.3 years, 5.6 years, and 5.5 years; and expected volatility of 69%, 63%, and 70%.

   During the 1999 fiscal year, the Company issued options to purchase 223 shares of its wholly owned subsidiary Myriad Pharmaceuticals, Inc. to the president of that subsidiary. The exercise price was equal to the fair market value at the date of grant. The underlying shares are convertible to 75,024 shares of the Company's common stock.

   On October 22, 1998, the Board of Directors authorized a stock option repricing amendment. Option holders electing to participate in the repricing of eligible options were required to surrender one option for every four options held. Under the repricing amendment, 589,194 options were surrendered in exchange for 441,962 repriced options. The exercise price of the repriced options is equal to the fair market value of the Company's common stock on October 22, 1998. Directors,' executive officers,' and outside consultants' options were excluded from the repricing.

(6) COMMON AND PREFERRED STOCK

   In February 1995, the Company completed a private placement wherein the placement agents received warrants to purchase 31,572 shares of the Company's common stock through the year 2002 at a price of $15.40 of which 26,243 are still outstanding as of June 30, 1999.

(7) LICENSE AGREEMENTS

   The Company has entered into license agreements with certain organizations and academic institutions. The agreements granted the Company exclusive worldwide licenses to certain technologies and patent applications that the Company believes will be useful in the development of diagnostic and therapeutic products. In consideration for the licenses, the Company has paid $825,000, issued 28,416 shares of common stock, and granted 14,286 stock options which were exercised in 1997. The Company is also required to make future payments totaling $30,000 and may have to make milestone payments of $965,000 upon achievement of certain events. The Company is also required to make royalty payments based on net sales of products or services subject to a minimum royalty upon commencement of sales.

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)


(8) INCOME TAXES

   There was no income tax expense in 1999, 1998, or 1997 due to net operating losses. The difference between the expected tax benefit and the actual tax benefit is primarily attributable to the effect of net operating losses being offset by an increase in the Company's valuation allowance. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1999 and 1998, are presented below:

                                                        1999         1998
                                                    ------------  -----------
   Deferred tax assets:
     Net operating loss carryforwards.............. $ 21,288,000   16,737,000
     Research and development credits..............      604,000      905,000
     Accrued expenses..............................      408,000      366,000
     Unearned revenue..............................      247,000    1,015,000
                                                    ------------  -----------
       Total gross deferred tax assets.............   22,547,000   19,023,000
     Less valuation allowance......................  (21,009,000) (17,545,000)
                                                    ------------  -----------
       Net deferred tax assets.....................    1,538,000    1,478,000
   Deferred tax liability--equipment, principally
    due to differences in depreciation.............    1,538,000    1,478,000
                                                    ------------  -----------
       Total gross deferred tax liability..........    1,538,000    1,478,000
                                                    ------------  -----------
       Net deferred tax liability.................. $        --           --
                                                    ============  ===========

   The net change in the total valuation allowance for the years ended June 30, 1999 and 1998, was an increase of $3,464,000 and $4,118,400, respectively.
Of the subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of June 30, 1999, approximately $5,072,000 will be recognized as additional paid-in capital and the remainder will be allocated as an income tax benefit to be reported in the consolidated statement of operations.

   At June 30, 1999, the Company had total tax net operating losses of approximately $57,072,000 and total research and development credit carryforwards of approximately $604,000, which can be carried forward to reduce federal income taxes. If not utilized, the tax loss and research and development credit carryforwards expire beginning in 2007.

   Under the rules of the Tax Reform Act of 1986, the Company has undergone changes of ownership and, consequently, the availability of the Company's net operating loss and research and experimentation credit carryforwards in any one year is limited. The maximum amount of carryforwards available in a given year is limited to the product of the Company's value on the date of ownership change and the federal long-term tax-exempt rate, plus any limited carryforward not utilized in prior years. Management believes that these limitations will not prevent these net operating losses from otherwise being utilized.

(9) COLLABORATIVE RESEARCH AGREEMENTS

   In October 1998, the Company entered into a five-year collaboration to utilize the Company's protein interaction technology (ProNet(R)) for drug discovery and development. Under the agreement, the Company will have an option to co-promote all new therapeutic products in North America and receive 50% of the profits from North American sales of all new drug discovered with ProNet(R). This collaboration may provide the Company

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)

with licensing fees, subscription fees, option payments, and milestone fees of up to $51,000,000. If the Company chooses to co-promote the drug as a 50% partner, the Company may be required to pay funds to the collaboration partner to establish equal ownership.

   In November 1998, the Company entered into a 15 month collaboration to utilize ProNet(R) for drug discovery and development. Under the agreement, the collaborative partner has the option to extend the research term for an additional twelve months. If the anticipated milestones, option payments, license fees, and upfront payments are achieved, the value of the agreement may reach up to $15,000,000. The Company will also receive royalties on worldwide sales of drugs resulting from the discovery of novel targets found through use of the ProNet(R) technology.

   In April 1997, the Company entered into a three-year collaborative research and license agreement and stock purchase agreement related to locating genes associated with prostate cancer and other cancers. Under the agreements, the Company may receive up to $60,000,000, excluding royalties. The Company received an equity investment of $4,000,000 in exchange for common stock. The Company also received a license fee of $4,000,000, which was recognized as revenue in 1997. The Company will receive $3,000,000 in annual research funding paid quarterly in advance for three years. The three-year term may be extended for two additional one-year periods. The Company may also receive up to $35,000,000 upon achievement of specified milestones, of which $2,500,000 was received and recognized as revenue in 1998. The Company retains all rights to diagnostic products and genetic testing services using the developed technology while licensing to the collaborator all rights to therapeutic applications. The Company is entitled to receive royalties from sales of therapeutic products made by the collaborator.

   In September and April 1995, the Company entered into collaborative research and license agreements and stock purchase agreements with two pharmaceutical companies. In November 1997 and again in December 1998, the Company expanded one of these agreements. Under the agreements, the Company may receive up to $196,700,000. The Company received initial equity investments of $17,000,000 in exchange for Series D and Series C preferred stock, which were subsequently converted to common stock in conjunction with the Company's initial public offering. The Company may also receive $67,700,000 in annual research funding paid quarterly in advance for five years of which $42,000,000 has been received. The Company may also receive up to $112,300,000 upon achievement of specified milestones. The Company retains all rights to diagnostic products and genetic testing services using the developed technology while licensing to the collaborators all rights to therapeutic applications. The Company is entitled to receive royalties from sales of therapeutic products sold by the collaborators. The collaborations may be terminated if a steering committee comprised of an equal number of representatives of the Company and the collaborators determines that the research programs will not achieve their objectives in all areas.

   Because the Company has granted therapeutic rights to its collaborative licensees as described above, the success of the programs is partially dependent upon the efforts of the licensees. Each of the above agreements may be terminated early. If any of the licenses terminates the above agreements, such termination may have a material adverse effect on the Company's operations.

(10) EMPLOYEE DEFERRED SAVINGS PLAN AND STOCK PURCHASE PLAN

   The Company has a deferred savings plan which qualifies under Section 401(k) of the Internal Revenue Code. Substantially all of the Company's employees are covered by the plan. The Company makes matching contributions of 50% of each employee's contribution with the employer's contribution not to exceed four

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)

percent of the employee's compensation. The Company's contribution to the plan was $358,325, $273,851, and $205,866 in 1999, 1998, and 1997, respectively.

   The Company has an Employee Stock Purchase Plan (the "Plan") which was adopted and approved by the Board of Directors and stockholders in December 1994, under which a maximum of 200,000 shares of common stock may be purchased by eligible employees. At June 30, 1999, 37,912 shares of common stock had been purchased under the Plan. Because the discount allowed to employees under the Plan approximates the Company's cost to issue equity instruments, the Plan is not deemed to be compensatory and, therefore, is excluded from the pro forma loss shown in note 5.

(11) SEGMENT AND RELATED INFORMATION

   During fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."

   The Company's business units have been aggregated into two reportable segments: (i) research and (ii) molecular diagnostics. The research segment is focused on the discovery and sequencing of genes related to major common diseases, marketing of subscriptions to proprietary database information, and the development of therapeutic products for the treatment and prevention of major diseases. The molecular diagnostics segment provides testing to determine predisposition to common diseases.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies (note 1). The Company evaluates segment performance based on loss from operations before interest income and expense and other income and expense. The Company's assets are not identifiable by segment.

                                                       Molecular
                                          Research    diagnostics     Total
                                        ------------  -----------  -----------
   Year ended June 30, 1999:
     Revenues.........................  $ 20,093,057    5,220,349   25,313,406
     Depreciation and amortization....     2,262,503      961,276    3,223,779
     Segment operating loss...........     6,315,948    5,994,740   12,310,688
   Year ended June 30, 1998:
     Revenues.........................    20,999,598    2,210,983   23,210,581
     Depreciation and amortization....     2,170,771    1,102,165    3,272,936
     Segment operating loss...........     3,010,490    9,979,660   12,990,150
   Year ended June 30, 1997:
     Revenues.........................    14,732,054      504,045   15,236,099
     Depreciation and amortization....     1,623,018      882,461    2,505,479
     Segment operating loss...........     3,196,058    9,243,750   12,439,808

                                            1999         1998         1997
                                        ------------  -----------  -----------
   Total operating loss for reportable
    segments..........................  $(12,310,688) (12,990,150) (12,439,808)
   Unallocated amounts:
     Interest income..................     2,348,827    3,223,683    3,414,379
     Interest expense.................        (6,278)     (32,681)     (66,661)
     Other............................       (27,314)       2,113     (114,190)
                                        ------------  -----------  -----------
   Net loss...........................  $ (9,995,453)  (9,797,035)  (9,206,280)
                                        ============  ===========  ===========

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)


   All of the Company's revenues are derived from research and testing performed in the United States. Additionally, all of the Company's long lived assets are located in the United States. All of the Company's research segment revenue was generated from four collaborators in fiscal 1999 and three collaborators in fiscal 1998 and 1997. Additionally, revenues from three of the four collaborators was in excess of 10% of the Company's consolidated revenues for each year presented. Costs in excess of research payments totaling $1,682,420 at June 30, 1999, were due from one collaborator and have been classified as an other receivable in the accompanying consolidated balance sheet. No such concentrations of costs in excess of research payments or receivables existed at June 30, 1998 and 1997.

(12) SUBSEQUENT EVENT

   In July 1999, the Company entered into a $33,500,000 collaboration and license agreement related to genomic research. Under the agreement, the Company will receive an upfront payment of $11,500,000 and an additional $22,000,000 over the two-year term. Upon completion of the project, the Company will share any profits from the sale of the discovered information equally with its collaborator.

(13) Note to Interim Financial Statements for the Six Months Ended December 31, 1999 and 1998 (Unaudited)

   BASIS OF PRESENTATION

   The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and pursuant to the applicable rules and regulations of the Securities and Exchange Commission. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments (consisting of normal and recurring accruals) necessary to present fairly the financial information set forth therein in accordance with generally accepted accounting principles. The unaudited consolidated financial statements herein should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended June 30, 1999. Operating results for the six month period ended December 31, 1999 may not necessarily be indicative of the results to be expected for any other interim period or for the full year.

   LEASES

   On October 25, 1999, the Company entered into a Master Lease Agreement with Comdisco Laboratory and Scientific Group, a division of Comdisco Healthcare Group, Inc., for a 48 month period. Under the Master Lease Agreement, the Company is subject to certain financial covenants. As of December 31, 1999, the Company was fully compliant with these covenants.

   COLLABORATIVE RESEARCH AGREEMENTS

   In December 1999, the Company entered into a 12 month collaboration with Hoffmann-LaRoche Inc., to utilize the Company's protein interaction technology, ProNet(R), for drug discovery and development in the area of cardiovascular disease. This collaboration may provide the Company with research funding, licensing fees, and milestone payments with a value of up to $13,000,000.

                    MYRIAD GENETICS, INC. AND SUBSIDIARIES

                         JUNE 30, 1999, 1998, AND 1997
(INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE SIX MONTHS ENDED DECEMBER 31,
                          1999 AND 1998 IS UNAUDITED)


   COMMON STOCK

   In October 1999, the Company announced the expansion of its collaboration with Schering AG, Germany to include research into the field of cardiovascular disease. The Company also entered into a Securities Purchase Agreement and a Standstill Agreement with Schering Berlin Venture Corporation ("Schering Berlin") to sell to Schering Berlin 303,030 shares of the Company's unregistered common stock for an aggregate purchase price of $5,000,000.

   SEGMENT AND RELATED INFORMATION

   The Company's business units have been aggregated into two reportable segments: (i) research and (ii) molecular diagnostics. The research segment is focused on the discovery and sequencing of genes related to major common diseases, marketing of subscriptions to proprietary database information, and the development of therapeutic products for the treatment and prevention of major diseases. The molecular diagnostics segment provides testing to determine predisposition to common diseases.

   The accounting policies of the segments are the same as those described in the basis of presentation (note 1). The Company evaluates segment performance based on loss from operations before interest income and expense and other income and expense. The Company's assets are not identifiable by segment.

                                                          Molecular
                                              Research   diagnostics   Total
                                             ----------- ----------- ----------
   Six months ended December 31, 1999:
     Revenues............................... $11,503,517  3,638,157  15,141,674
     Depreciation and amortization..........   1,190,624    375,039   1,565,663
     Segment operating loss.................   2,228,560  2,790,053   5,018,613
   Six months ended December 31, 1998:
     Revenues...............................   9,183,028  2,124,429  11,307,457
     Depreciation and amortization..........   1,344,242    405,840   1,750,082
     Segment operating loss.................   3,742,649  3,146,714   6,889,363

   NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE

   As of December 31, 1999 and December 31, 1998, there were antidilutive potential common shares of 1,753,484 and 2,017,645, respectively. Accordingly, these potential common shares were not included in the computation of diluted loss per share for the periods presented, but may be dilutive to future basic and diluted earnings per share.

   RECENT ACCOUNTING PRONOUNCEMENTS

   On December 3, 1999, the SEC staff issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company will incorporate the guidance of SAB 101 in the first quarter of fiscal 2001. Management has not yet determined the impact that SAB 101 will have on the financial position or results of operations of the Company.

                         [LOGO OF MYRIAD APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered.

   Item                                                                 Amount
   ----                                                                --------
   SEC registration fee............................................... $ 89,069
   Nasdaq additional listing fee......................................   17,500
   NASD filing fee....................................................   30,500
   Financial printing expenses........................................  150,000
   Legal fees and expenses............................................  200,000
   Accounting fees and expenses.......................................   70,000
   Miscellaneous fees and expenses....................................   42,931
                                                                       --------
     Total............................................................ $600,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

   Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   The Restated Certificate of Incorporation and Restated By-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The Restated Certificate of

Incorporation and the Restated By-laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Restated Certificate of Incorporation its Restated By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

   As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits.

 Exhibit
  Number                               Description
 -------                               -----------
  (1.1)   Form of Underwriting Agreement between the Company and Morgan Stanley
          & Co. Incorporated
  (4.1)** Restated Certificate of Incorporation of the Company
  (4.2)** Restated By-laws of the Company
  (4.3)+  Form of Common Stock Certificate
  (5.1)   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
          regarding legality
 (23.1)   Consent of KMPG LLP
 (23.2)   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
          Exhibit 5.1)
 (24.1)*  Power of Attorney (included on signature page)

--------

 * Previously filed.
** Previously filed and incorporated herein by reference from the Company's
   Form 10-Q for the period ending September 30, 1995.
 + Previously filed and incorporated herein by reference from the Company's
   Registration Statement on Form S-1, File No. 33-95970.

Item 17. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on March 13, 2000.

                                          Myriad Genetics, Inc.

                                                  /s/ Peter D. Meldrum
                                          By: _________________________________
                                                      Peter D. Meldrum
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

         /s/ Peter D. Meldrum          President, Chief Executive   March 13, 2000
______________________________________  Officer and Director
           Peter D. Meldrum             (principal executive
                                        officer)

         /s/ Jay M. Moyes              Vice President of Finance    March 13, 2000
______________________________________  and Chief Financial
             Jay M. Moyes               Officer (principal
                                        financial and accounting
                                        officer)

                  *                    Chairman of the Board        March 13, 2000
______________________________________
            John J. Horan

                  *                    Vice Chairman of the Board   March 13, 2000
______________________________________
         Walter Gilbert, Ph.D

                  *                    Chief Scientific Officer,    March 13, 2000
______________________________________  Executive Vice President
       Mark H. Skolnick, Ph.D.          of Research and
                                        Development and Director

                  *                    Director                     March 13, 2000
______________________________________
      Arthur H. Hayes, Jr., M.D.

                  *                    Director                     March 13, 2000
______________________________________
     Dale A. Stringfellow, Ph.D.

                  *                    Director                     March 13, 2000
______________________________________
         Alan J. Main, Ph.D.

                  *                    Director                     March 13, 2000
______________________________________
      Michael J. Berendt, Ph.D.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

                  *                    Director                     March 13, 2000
______________________________________
        Linda S. Wilson, Ph.D.

*
 --------------------------------
        /s/ Jay M. Moyes
             Jay M. Moyes
           Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
  Number                               Description
 -------                               -----------
  (1.1)   Form of Underwriting Agreement between the Company and Morgan Stanley
          & Co. Incorporated
  (4.1)** Restated Certificate of Incorporation of the Company
  (4.2)** Restated By-laws of the Company
  (4.3)+  Form of Common Stock Certificate
  (5.1)   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
          regarding legality
 (23.1)   Consent of KPMG LLP
 (23.2)   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
          Exhibit 5.1)
 (24.1)*  Power of Attorney (included on signature page)

--------

 * Previously filed.
** Previously filed and incorporated herein by reference from the Company's
   Form 10-Q for the period ending September 30, 1995.
 + Previously filed and incorporated herein by reference from the Company's
   Registration Statement on Form S-1, File No. 33-95970.